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                                                                    EXHIBIT 10.9

               DATED 6TH JULY, 2005

          (1)  MINDRAY INTERNATIONAL HOLDINGS LIMITED

          (2)  SHENZHEN MINDRAY BIO-MEDICAL ELECTRONICS CO., LTD.

          (3)  THE INVESTORS

          (4)  THE MAJOR SHAREHOLDERS

          (5)  DRAGON CITY INTERNATIONAL INVESTMENT LIMITED

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                   SUBSCRIPTION AND SHARE PURCHASE AGREEMENT

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AGREED FORM DOCUMENTS

(1)  Shareholders' Agreement

(2)  Disclosure Letter

(3)  Cayman Islands counsel opinion

(4)  Registration rights term sheet

(5)  Performance Adjustment Escrow Agreement

(6)  Instruction Letter to Clifford Chance

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THIS AGREEMENT is made on 6th July 2005

BETWEEN:

(1) MINDRAY INTERNATIONAL HOLDINGS LIMITED a private limited company incorporated in the Cayman Islands with its registered office at c/o Codan Trust Company (Cayman) Limited, Century Yard, Cricket Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies (the "COMPANY");

(2) SHENZAEN MINDRAY BIO-MEDICAL ELECTRONICS CO., LTD., a foreign invested company limited by shares incorporated in the People's Republic of China, with its legal address at Mindray Building, Keji 12' Road South, Hi-tech Industrial park, Nanshan, Shenzhen, PRC, 518057 (the "PRC COMPANY");

(3) THE PERSONS whose names and addresses are set out in Part B of Schedule 1 (together the "INVESTORS" and each an "INVESTOR");

(4) THE INDIVIDUALS whose names and addresses are set out in Part A of Schedule 1 (the "MAJOR SHAREHOLDERS" and each a "MAJOR SHAREHOLDER"); and

(5) DRAGON CITY INTERNATIONAL INVESTMENT LIMITED, a private limited company incorporated in the British Virgin Islands with its registered office at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands ("DCL").

WHEREAS:

(A) The Company is a private limited company organised and existing under the laws of the Cayman Islands.

(B) Immediately before the date of this Agreement, the Company had an authorised share capital of HK$380,000 comprising 38,000,000 ordinary shares of HK$0.01 and as at the date hereof, 1 ordinary share has been issued and is fully paid or credited as fully paid. Pursuant to the Restructuring (as defined below) the Company will acquire at least 80% of the entire issued share capital of the PRC Company which is involved in the business of research and development, manufacturing and distribution of medical equipment and related products and the provision of services for such equipment and products. Further information relating to the Company, the PRC Company and its subsidiaries and DCL, immediately before the date of this Agreement, is contained in Schedule 2 Part A and B.

(C) The Company has agreed to issue, and the Investors have agreed to subscribe for the Subscription Shares (as defined below), the Major Shareholders have agreed to sell, and the Investors have agreed to purchase the Secondary Shares (as defined below) and DCL has agreed to sell, and the Investors have agreed to purchase the DCL Shares (as defined below). The Completion of the sale of the Secondary Shares and DCL Shares, and the subscription of the Subscription Shares shall be simultaneous.

(D) This Agreement sets out the terms on which the Investors will invest in the Company.

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THE PARTIES AGREE as follows:

1.   INTERPRETATION

1.1  In this Agreement:

     "2005 NET PROFITS" means the consolidated net profits after tax and minority interests of the PRC Company but excluding any one-time gains or losses from asset sales, all as shown in the audited consolidated accounts of the Group for the financial year ending 31 December 2005 as audited by a Big 4 accounting firm in accordance with Accounting Principles;

     "ACCOUNTS" means the audited consolidated accounts of the PRC Company for the financial year ended on the Last Accounting Date, the auditors' report on those accounts, the directors' report for that year and the notes to those accounts;

     "ACCOUNTING PRINCIPLES" means the International Financial Reporting Standards ("IFRS") promulgated by the International Accounting Standards Board ("IASB") (which includes standards and interpretations approved by the IASB and International Accounting Standards (IAS) issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

     "AFFILIATE" means with respect to any person, any other person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or under common Control with the first mentioned person;

     "ANNUAL BUDGET" means the Group's annual budget attached as Schedule 5;

     "ARTICLES" means the new articles of association of the Company as amended from time to time and references in this Agreement to an "Article" shall be construed accordingly;

     "ASSOCIATE" has the meaning set out in the Listing Rules;

     "BIG 4" means any of KPMG, Deloitte Touche Tohmatsu, PricewaterhouseCoopers and Ernst & Young or their respective successors;

     "BOARD" means the board of directors of the Company from time to time;

     "BUSINESS DAY" means a day (excluding Saturday) on which banks are generally open for business in Hong Kong and in the PRC;

     "BUY-OUT EXPENDITURES" means the aggregate amount paid by the Company whether in the form of cash or shares, for the acquisition of any shares in the PRC Company made after the date on which the Convertible Redeemable Preference Shares are issued to the Investors up to the Ownership Adjustment Date;

     "CAYMAN PRE MONEY VALUATION" means:

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          (US$341,440,000 x the Company's percentage ownership in the PRC
          Company as of the Ownership Adjustment Date) - (Buy-out Expenditures)

     "COMPANIES ORDINANCE" means the Companies Ordinance (Chapter 32 of the Laws of Hong Kong), as amended from time to time;

     "COMPLETION" means the completion of the subscription for, and allotment of, the Subscription Shares and the sale and purchase of the Secondary Shares and DCL Shares in accordance with Clause 3;

     "COMPLETION DATE" means the date to be agreed by the parties for Completion which is not later than 5 Business Days after the date on which the last of the Conditions is satisfied or waived, as the case may be, unless another date is agreed by all the parties in writing;

     "CONDITIONS" has the meaning set out in Clause 2.1; "Confidential Information" has the meaning set out in Clause 10;

     "CONTROL" means the power of a person (or persons acting in concert) to secure that the affairs of another are conducted directly or indirectly in accordance with the wishes of that person (or persons acting in concert) by means of: in the case of a company, being the beneficial owner of more than 50 per cent. of either the issued share capital of that company or of the voting rights in that company, or having the right to appoint or remove a majority of the directors or otherwise control the votes at board meetings of that company by virtue of any powers conferred by the articles of association, shareholders' agreement or any other document regulating the affairs of that company; in the case of a partnership, being the beneficial owner of more than 50 per cent. of the capital of that partnership, or having the right to control the composition of or the votes to the majority of the management of that partnership by virtue of any powers conferred by the partnership agreement or any other document regulating the affairs of that partnership; or, in the case of an individual, being an Associate of that individual; and "CONTROLLED" shall be construed accordingly. For these purposes, "PERSONS ACTING IN CONCERT", in relation to a person, are persons who actively co-operate, pursuant to an agreement or understanding (whether formal or informal), with a view to obtaining or consolidating Control of that person;

     "CONVERSION PRICE" means the price per Share to be issued upon conversion of all or some of the Convertible Redeemable Preference Shares and which is calculated in accordance with the Terms and Conditions;

     "CONVERSION SHARES" means the Shares to be issued by the Company upon the conversion of the Convertible Redeemable Preference Shares;

     "CONVERTIBLE REDEEMABLE PREFERENCE SHARES" means the convertible redeemable preference shares of HK$0.01 each in the capital of the Company, having the rights and being subject to the restrictions set out in the Terms and Conditions;

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     "CUT-OFF DATE" means 15 August 2005 or such later date as may be agreed by any one of the Investors and the Major Shareholders in writing;

     "DCL AMOUNT" means US$3,970,233 the aggregate purchase price for the DCL Shares;

     "DCL SHARES" means the total number of Convertible Redeemable Preference Shares to be sold by DCL and bought by the Investors that is equal to 1/86a' ownership of the entire issued share capital of the PRC Company immediately before Completion;

     "DISCLOSURE LETTER" means the letter of today's date from the Warrantors to the Investors together with the documents scheduled thereto for the purposes of Clause 5 receipt of which has been acknowledged by the investors;

     "ENCUMBRANCE" means a lien, charge of other encumbrance or right exercisable by a third party having similar effect including, without limitation, options, warrants and other rights (including conversion or pre-emption);

     "ENVIRONMENTAL LAW" has the meaning set out in Warranty 10.3;

     "ENVIRONMENTAL PERMIT" has the meaning set out in Warranty 10.1;

     "EQUITY SHARE CAPITAL" means the issued share capital of the Company including the Convertible Redeemable Preference Shares, but excluding any part thereof which does not either as respects dividends or as respects capital carry any right to participate beyond a specified amount or beyond an amount calculated by reference to a specified rate in a distribution;

     "ESCROWED SHARE CERTIFICATES" means share certificates for the maximum number of shares (for the Major Shareholders) or Convertible Redeemable Preference Shares (for the Investors) required to implement the Performance Adjustment;

     "ESCROWED SHARE TRANSFER INSTRUMENTS" means blank, undated transfer instruments executed by each of the Major Shareholders and the Investors and which are deposited with Law Debenture Corporation;

     "FAMILY MEMBER" means the spouse, co-habitee, mother, father, grandmother, grandfather, brother, sister or child of a Major Shareholder;

     "FULLY DILUTED SHARE CAPITAL" means, at any time, the total number of Shares then issued, assuming the conversion, exchange and exercise in full of all of the then issued Ordinary Share Equivalents, including, the conversion of all the issued Convertible Redeemable Preference Shares at the then prevailing Conversion Price;

     "GOVERNMENT AUTHORITY" means the government of any nation, state, province, city, locality or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government;

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     "GOVERNMENT OFFICIAL" means any officer or employee of any government or any department, agency, or instrumentality thereof, or any person acting in an official capacity for or on behalf of any such government or department, agency, or instrumentality as well as persons employed by commercial enterprises owned or. controlled by a PRC Government Authority;

     "GROUP" means the Company and its subsidiaries, and the PRC Company and its subsidiaries, and "Group Member" means any one of them (including the Company itself);

     "HK$" means the lawful currency of Hong Kong;

     "HONG KONG" means the Hong Kong Special Administrative Region of the PRC;

     "IPO" means a listing of the ordinary share capital of the Company on the Stock Exchange;

     "INTELLECTUAL PROPERTY RIGHTS" means:

     (a) patents, trade marks, service marks, registered designs, applications and rights to apply for any of those rights, trade, business and company names, interne domain names and e-mail addresses, unregistered trade marks and service marks, copyrights, database rights, rights in software, knowhow, rights in designs and inventions; and

     (b) rights under licences, consents, orders, statutes or otherwise in relation to a right in paragraph (a);

     "INTERNAL IT SYSTEMS" means the information and communications technologies used by the Group, including hardware, proprietary and third party software and networks;

     "INVESTOR DIRECTOR" means the director appointed from time to time by the Investors pursuant to Clause 3.1 of the Shareholders' Agreement, the first such Investor Director . being appointed upon Completion;

     "KEY EMPLOYEES" means those individuals whose names and PRC identity numbers are set out in Schedule 7;

     "LAST ACCOUNTING DATE" means 31 December 2004;

     "LISTING" means the listing of, and commencement of dealing in, the Company's shares (including, but not limited to, those held by the Investors) on the Stock Exchange;

     "LISTING RULES" means the Rules Governing the Listing of Securities on The Stock Exchange of Hong Kong Limited which are in force from time to time;

     "MATERIAL ADVERSE CHANGE" means any change to the business, operations, assets, conditions (financial or otherwise), or prospects of any Group Member that is or would

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     reasonably be expected to result in losses, damages, liabilities and claims to the Group that in aggregate may reduce in the 12 months from the occurrence of the event (or the last of them, as appropriate) the fair market value of the Group by not less than US$20,000,000;

     "ORDINARY SHARE EQUIVALENTS" means any security or obligation which is by its terms convertible into or, exchangeable or exercisable for Shares or other share capital of the Company, including without .limitation, the Convertible Redeemable Preference Shares, other convertible preference shares or convertible debt instruments, any option, warrant or other subscription or purchase right with respect to the Shares or other share capital in the Company;

     "OTHER DOCUMENTS" means the Shareholders' Agreement and the Registration Rights Agreement to be entered into between the Company and the Investors as of the Completion Date and the Performance Adjustment Escrow Agreement;

     "OWNERSHIP ADJUSTMENT DATE" means the earlier of (i) the earliest practicable date prior to an IPO and (ii) the Performance Adjustment Date;

     "PARENT GROUP" means with respect to an entity, its direct and indirect subsidiaries and Affiliates;

     "PERFORMANCE ADJUSTMENT" means the performance adjustment which is calculated in accordance with Clause 8 of the Shareholders' Agreement;

     "PERFORMANCE ADJUSTMENT DATE" means the date upon which adjustments shall be performed which shall be a date that falls within 1 month following the date the audited accounts of the PRC Company for the year ending 31 December 2005 are available but in any event no later than 30 June 2006;

     "PERFORMANCE ADJUSTMENT ESCROW AGREEMENT" means the escrow agreement to be entered into by the Investors, the Major Shareholders and Law Debenture Corporation (or another escrow agent reasonably satisfactory to the parties) which is in the agreed form;

     "PERMITTED TRANSFER" means any transfer of Equity Share Capital:

     (i) to a person who is to hold such Equity Share Capital transferred, as a nominee on behalf of the transferor (but excludes any transfer by such nominees and a nominee for the purposes of this definition excludes any entity that is a member of an Investor);

     (ii) by a nominee to the beneficial owner of such Equity Share Capital to another nominee of the same beneficial owner; or

     (iii) to an Affiliate; or

     (iv) in the case of a Major Shareholder to a Family Member;

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     "PRC" means the People's Republic of China excluding, for the purposes of this Agreement, Hong Kong, the Macau Special Administrative Region and Taiwan;

     "QUALIFIED IPO" has the meaning set out in the Shareholders' Agreement;

     "REGISTRATION RIGHTS AGREEMENT" means the registration rights agreement (which shall be based upon the registration rights term sheet which is in the agreed form) to be entered into between the Investors and the Company;

     "RESOLUTIONS" means the resolutions of the Company and the Board approving execution of this Agreement and the Shareholders' Agreement, inter-alia, the creation and allotment of the Subscription Shares and amendments to the Articles to include the Terms and Conditions and provided permitted by the laws of the Cayman Islands Clauses 3.1 to 3.8, 5.1 and 5.2 of the Shareholders' Agreement, and the adoption of such amended Articles;

     "RESTRUCTURING" means the acquisition of at least 80% of the entire issued share capital of the PRC Company by the Company or through some other entity or entities, all being owned entirely by the Company;

     "RMVIB" means Renrninbi, the lawful currency of the PRC;

     "SECONDARY SALE AMOUNT" means US$7,940,465 the aggregate purchase price for the Secondary Shares;

     "SECONDARY SHARES" means the total number of Convertible Redeemable Preference Shares to. be sold by the Major Shareholders and bought by the Investors that is equal to 2/86'h ownership of the entire issued share capital of the PRC Company immediately before Completion;

     "SHAREHOLDERS' AGREEMENT" means the shareholders' agreement relating to the Company in the agreed form;

     "SHARE(S)" means ordinary shares of HK$0.01 each in the issued share capital of the Company existing on the date of this Agreement and all other (if any) stock or shares from time to time and for the time being ranking pan passu therewith and all other (if any) stock or shares in the Equity Share Capital resulting from any sub-division, consolidation or re-classification thereof; having the rights and being subject to the restrictions set out in the Articles;

     "STOCK EXCHANGE" means The Stock Exchange of Hong Kong Limited or such other internationally recognised stock exchange as may be agreed by any one of the Investors and the Major Shareholders in writing from time to time;

     "SUBSCRIPTION AMOUNT" means US$40,000,000 in aggregate, representing (i) the Subscription Monies, (ii) the Secondary Sale Amount, and (iii) the DCL Amount

     "SUBSCRIPTION MONIES" means US$28,089,302 representing the entire amount paid by the Investors for the Subscription Shares;

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     "SUBSCRIPTION SHARES" means the total number of Convertible Redeemable
     Preference Shares to be issued to the Investors and subscribed for by the Investors that is equal to x in the following formula:

      US$40,000,000    Total number of Shares in
x = ---------------- x    issue in the Company     Seconary     DCL
    Cayman Pre-Money       immediate prior to    -  Shares  - Shares
        Valuation              Completion

     "TAX" means any form of Taxation, levy, duty, charge, contribution or impost of . whatever nature (including any related fine, penalty, surcharge or interest) imposed by a Tax Authority;

     "TAX AUTHORITY" means any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official anywhere in the world including, without limitation, the Inland Revenue Department of Hong Kong, the State Tax Bureau of the PRC and the relevant provincial andlor local Tax bureau of the PRC;

     "TERMS AND CONDITIONS" means the terms and conditions of the Convertible Redeemable Preference Shares attached at Schedule 6;

     "US$" means the lawful currency of the United States of America;

     "WARRANTIES" means each of the statements set out in Schedule 3 (each a "Warranty");

     "WARRANTORS" means each of the Major Shareholders, DCL and the Company; and

     "WARRANTY CLAIM" means a claim made by any of the Investors pursuant to or under Clause 5 of this Agreement.

1.2  In this Agreement, a reference to:

     1.2.1 a "CERTIFIED COPY" is a reference to a document certified by a director of the Company as being a true and complete copy of the original;

     1.2.2 "COSTS" includes a reference to costs, charges and expenses of every description;

     1.2.3 a "SUBSIDIARY" or "holding company" shall be construed in accordance with Section 2 of the Companies Ordinance;

     1.2.4 a document in the "agreed form" is a reference to a document in substantially the form approved and for the purposes of identification initialled by or on behalf of each of the parties;

     1.2.5 a "PERSON" includes a reference to a body corporate, association, joint venture or partnership, in each case, whether incorporated or not;

     1.2.6 a "PERSON" includes a reference to that person's heir, legal personal representative or successors;

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     1.2.7 a "PARTY" is a reference to a party to this Agreement by virtue of it having executed this Agreement and "parties" means all of them;

     1.2.8 "INCLUDING" shall be construed without limitation; and

     1.2.9 a Recital, a Clause or a Schedule, unless the context requires otherwise, is a reference to a Recital of, Clause of or a Schedule to this Agreement.

1.3 Where a consent or approval is expressed in this Agreement to be required of the Investors it shall be deemed to have been given if the relevant matter or transaction has been approved by (i) any one of the Investors in writing and (ii) the Investor Director in compliance with all procedures in the Articles regarding notice and Board meetings and either (a) Clauses
     1.3.1 to, 1.3.3 have all been satisfied or (b) Clause 1.3.4 has been satisfied:

     1.3.1 been approved at a Board meeting at which the, Investor Director is present with the Investor Director affirmatively voting in favour of the specific relevant matter or transaction;

     1.3.2 been recorded clearly in the minutes of that Board meeting as a matter which requires the consent of the Investors and which has received the prior consent of the Investor Director; and

     1.3.3 a copy of the board minutes of the relevant meeting has been acknowledged in writing or countersigned by the Investor Director as representing a true and accurate record of the matters discussed and agreed at that meeting by such Investor Director; or

     1.3.4 been consented to in advance in writing by the Investor Director.

     The Investor Director shall at all times be authorised to exercise the approval rights of an Investor on behalf of all the Investors distinct from the exercise of approval rights in his capacity as an Investor Director. Such approval rights shall be exercised . . contemporaneously with the exercise of Investor Director approval rights but by way of a separate written instrument.

     For the avoidance of doubt, if consent is sought and obtained from an Investor andlor an Investor Director, such consent shall be binding on all other Investors, and in the event that consent is requested in writing from an Investor and/or an Investor Director and no reply is received within 5 Business Days of such request, consent shall be deemed to have been granted by the Investors in the case of a request made of an Investor, and by the Investor Director in the case of a request made of an Investor Director.

1.4  The headings in this Agreement do not affect its interpretation.

2.   CONDITIONS AND CONDUCT BEFORE COMPLETION

2.1  Completion is subject to and conditional upon the following conditions:

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     2.1.1 receipt of all necessary approvals and consents required in connection with the Restructuring and/or the matters contemplated herein from any Government Authority;

     2.1.2 completion of the Restructuring in accordance with applicable laws and regulations and resulting in a corporate structure that can qualify the Company for Listing pursuant to Chapter 8 of the Listing Rules, save that in the event that the Subscription Amount is required to effect the Restructuring and if all other PRC approvals necessary for the completion of the Restructuring, other than any payment obligations have been satisfied, then this Condition shall be deemed to have been satisfied;

     2.1.3 written confirmation, although this need not be in the form of an opinion and for the avoidance of doubt can be in the form of an email, from the accountants of the PRC Company (who shall be a Big 4 accounting firm) that following completion of the Restructuring it will be appropriate under IFRS to adopt the pooling/merger method to account for the combined results of the Company and the PRC Company;

     2.1.4 Cayman Islands counsel for the Company has provided a legal opinion addressed to the Investors substantially in the agreed form;

     2.1.5 PRC counsel for the Company being King & Wood or some other counsel acceptable to the Investors, has provided a legal opinion addressed to the Investors covering those matters referred to in Schedule 4;

     2.1.6 the passing of the Resolutions;

     2.1.7 no material breach of this Agreement and the Warranties shall have been true, complete and accurate, and not misleading when made and shall be true, complete and accurate, and not misleading as of the Completion Date as if made as of the Completion Date; provided, however, that unless a material breach of this Agreement or of any Warranty when made and as at the Completion Date is or is reasonably likely to amount to, when aggregated with any other breach of any Warranty or other obligation under this Agreement, a reduction of no less than US$20,000,000 to the fair market value of the Group, this Condition shall be deemed to have been satisfied;

     2.1.8 no Government Authority has commenced any action in connection with or in anticipation of the transactions hereunder (including the Restructuring and any acquisition of an interest in the Company by the Major Shareholders) that would render any such transactions void; or enacted any statute or regulation which would prohibit or materially restrict (i) the transactions contemplated

     2.1.9 there has been no Material Adverse Change; and

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     2.1.10 Law Debenture Corporation (or another escrow agent reasonably satisfactory to the parties), the Investors and the Major Shareholders have executed the Performance Adjustment Escrow Agreement in the agreed form,

     (together the "CONDITIONS") being satisfied (or in the case of Conditions 2.1.1, 2.1.2 and 2.1.10 being waived in writing by mutual agreement between the Company, DCL, the Major Shareholders and any one of the Investors and in the case of Conditions 2.1.3 to 2.1.9 being waived in writing by any one of the Investors) as soon as practicable following execution of this Agreement.

2.2 The Company, DCL, the PRC Company and each of the Major Shareholders shall each use its best endeavours to ensure the satisfaction of the Conditions set out in Clause 2.1.

2.3 If, at any time, any party becomes aware of a fact or circumstance that might prevent a Condition from being satisfied, it shall immediately inform the other Parties of the matter in writing.

2.4 If the Conditions are not satisfied (or in the case of Conditions 2.1.1, 2.1.2 and 2.1.10 waived in writing by mutual agreement between the Company, DCL, the Major Shareholders and any one of the Investors and in the case of Conditions 2.1.3 to 2.1.9 waived in writing by any one of the Investors) on or before the Cut-off Date, then this Agreement (other than Clauses 8, 9, 10, 11 and 12) shall automatically terminate and the parties shall have no further obligations under this Agreement other than in respect . of Clauses 8, 9, 10, 11 and 12 but without prejudice to any accrued liabilities.

2.5 Save for as required in furtherance of completion of the Restructuring and as expressly contemplated under the terms of this Agreement, at all times prior to the Completion Date, the Company, DCL, the PRC Company and each of the Major Shareholders undertake to the Investors that, subject to compliance with all applicable laws and regulations, no Group Member shall without the prior consent of any one of the Investors (such consent not to be unreasonably withheld or delayed):

     2.5.1 enter into any merger or consolidation of any Group Member with one or more entities;

     2.5.2 commence liquidation, unwinding or dissolution of any Group Member, or the filing of bankruptcy or similar proceedings;

     2.5.3 dispose of, either singly or in a series of transactions,' any assets or property (other than in the ordinary course of business) owned by any Group Member with a cumulative value of more than RMB100 million;

     2.5.4 make any amendments (by merger or otherwise) to any Group Member's articles of association or other constitutional documents save for any incidental amendments required to be made to the articles of association of the PRC Company in connection with operating matters in the ordinary course of business, provided that the scope or consequences of such amendments are not

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          likely to directly or indirectly circumvent or alter the rights of the
          Investors or the approval rights of the Investors hereunder;

     2.5.5 make any change to the authorized or issued share capital (including the issuance of options or other rights to subscribe for such share capital) of any Group Member;

     2.5.6 amend (by merger or otherwise) the rights, preferences, privileges or powers of the Convertible Redeemable Preference Shares;

     2.5.7 retain any external professional advisor other than a Big 4 accounting firm to provide Tax advisory services to the Group or to assist in the preparation of Tax returns;

     2.5.8 enter into any transaction or series of related transactions, which has as an objective and/or the effect of securing a Tax benefit;

     2.5.9 implement any Tax-motivated restructuring of the Group or of the business, operations or practices thereof;

     2.5.10 adopt any share option or share incentive scheme or employee share trust or share ownership plan;

     2.5.11 declare any dividends or other distribution with respect to any equity security;

     2.5.12 take out any loan or incur any indebtedness in excess of RMB 100 million, whether in a single transaction or a series of related transactions which occur within a three-month period;

     2.5.13 make any capital commitment with an aggregate value in excess of RMB100 million, whether in a single transaction or a series of related transactions, by any Group Member unless such commitment has already been approved;

     2.5.14 conduct any transaction or series of transactions in excess of RMB2 million with a Major Shareholder (or any of its Affiliates or Family Members) or a director of a Group Member or an Associate of any such director;

     2.5.15 make any change in any Group Member's auditors;

     2.5.16 make any material changes to any Group Member's annual budget (including the Annual Budget);

     2.5.17 grant any security over any material assets of any Group Member or extend a loan to or guarantee any loans for any party which is not a Group Member; or

     2.5.18 make any loan or advance to any person, firm, body corporate - or other business other than in the normal course of business and on an arm's length

2.6 At all times prior to the Completion Date, the Company, DCL, the PRC Company and each of the Major Shareholders undertake to the Investors that:

     2.6.1 it shall promptly disclose to any one of the Investors all relevant information which comes to its attention in relation to any fact or matter (whether existing on or before the date of this Agreement or arising afterwards) which may constitute a material breach of this Agreement or of any Warranty if the Warranties were to be repeated on or at any time before Completion by reference to the facts and circumstances then existing as if references in the Warranties to the date of this Agreement were references to the relevant date; and

     2.6.2 it shall fully notify and consult with the Investors, or procure that the Investors are fully notified and consulted with, in relation to any matters which may result in a Material Adverse Change.

3.   COMPLETION

3.1 Completion will take place at the offices of Clifford Chance in Hong Kong on the Completion, Date or at such other place as the parties may agree. At Completion all of the following shall take place (to the extent that it has not taken place prior to Completion):

     3.1.1 the Investors shall subscribe for such number of Convertible Redeemable Preference Shares set against its name in Clause 3.1.2 and pay the corresponding amount of the Subscription Monies in cash in clear and immediately available funds on the same date to such account as may be designated by the Company in writing not less than 2 Business Days before the Completion Date;

     3.1.2 against receipt of the Subscription Monies in full, the Company shall issue and allot to each Investor such percentage of the total number of Subscription Shares (credited as fully paid) set opposite its name in accordance with the following breakdown and the Company shall enter each Investor's name in the register of members of the Company;

                                               Percentage of
                                            Subscription Shares   Portion of Subscription
Investor                                         Subscribed        Monies Payable in USS
--------                                    -------------------   -----------------------
GS CAPITAL PARTNERS V FUND, L.P.                  52.6560                14,790,703
GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.         27.1999                 7,640,262
GS CAPITAL PARTNERS V GmbH & CO. KG               18.0565                 5,071,945

                                               Percentage of
                                            Subscription Shares   Portion of Subscription
Investor                                         Subscribed        Monies Payable in USS
--------                                    -------------------   -----------------------
GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.          2.0876                   586,392

     3.1.3 a person to be designated by the Investors shall be appointed to the Board as the Investor Director;

     3.1.4 the Investors shall purchase and the Major Shareholders shall sell such percentage of the total number of Secondary Shares set out against its name below and the Investors shall pay the corresponding amount of the Secondary Sale Amount in cash in clear and immediately available funds on the same date to an account designated by the Major Shareholders in writing not less than 2 Business Days before the Completion Date:

                                            Percentage of Secondary   Portion of Secondary Sale
Investor                                        Shares Purchased        Amount Payable in US$
--------                                    -----------------------   -------------------------
GS CAPITAL PARTNERS V FUND, L.P.                    52.6560                   4,181,131
GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.           27.1999                   2,159,799
GS CAPITAL PARTNERS V GmbH & CO. KG                 18.0565                   1,433,770
GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.            2.0876                     165,765

     3.1.5 the Investors shall purchase and DCL shall sell such percentage of the total number of DCL Shares set out against its name below and each Investor shall pay the corresponding amount of the DCL Amount in cash in clear and immediately available funds on the same date to an account designated by DCL in writing not less than 2 Business Days before the Completion Date:

                                            Percentage of DCL       Portion of DCL
Investor                                     Shares Purchased   Amount Payable in US$
--------                                    -----------------   ---------------------
GS CAPITAL PARTNERS V FUND, L.P.                 52.6560              2,090,566

                                            Percentage of DCL       Portion of DCL
Investor                                     Shares Purchased   Amount Payable in US$
--------                                    -----------------   ---------------------
GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.        27.1999              1,079,899
GS CAPITAL PARTNERS V GmbH & CO. KG              18.0565                716,885
GS CAPITAL PARTNERS V INSTITUTIONAL; L.P.         2.0876                 82,883

     3.1.6 the Company shall deliver to the Investors:

          (a) the Shareholders' Agreement and the Registration Rights Agreement duly executed by all the parties thereto except the Investors and if the Major Shareholders hold Shares through a corporate entity, deeds of adherence to the Shareholders' Agreement and this Agreement will be executed by each such entity and delivered by the Company, the effect of which will be that each such entity will accede to all the obligations of the relevant Major Shareholder in the Shareholders' Agreement and under thin Agreement;

          (b) subject to receipt of payment of the Subscription Monies in full or a copy of irrevocable wire instructions to the Investors' bank for the remittance of the Subscription Monies, share certificate(s) for the Convertible Redeemable Preference Shares in the name of the Investors as set out in Clause 3.1.2; and

          (c) share certificates for the Secondary Shares as set out in Clause 3.1.4;

          (d)  share certificates for the DCL Shares as set out in Clause 3.1.5;

     3.1.7 the Investors shall deliver:

          (a) to the Company the Shareholders' Agreement and the Registration Rights Agreement duly executed by all the Investors; and

          (b) written authorisation confirming each Investor's authority to enter into this Agreement and the Other Documents, and the consummation of the transactions contemplated herein; and

          (c) a copy of irrevocable wire transfer instructions to the Investors' bank for the remittance of the Subscription Monies, the Secondary Sale Amount and the DCL Amount;

     3.1.8 the Major Shareholders shall deliver:

          (a) to the Company their existing share certificates in relation to the Secondary Shares; and

          (b) to the relevant Investor an instrument of transfer, duly executed in favour of the Investors to reflect the Secondary Shares being transferred to each Investor in accordance with and as set out in Clause 3.1.4;

     3.1.9 DCL shall deliver to the Company their existing share certificate in relation to the DCL Shares and shall deliver to the relevant Investor an instrument of transfer, duly executed in favour of the Investors to reflect the DCL Shares being transferred to each Investor in accordance with and as set out in Clause 3.1.5; and

     3.1.10 The parties shall instruct Clifford Chance, Hong Kong to deliver to Law Debenture Corporation (or some other escrow agent) the Escrowed Share Transfer Instruments and the Escrowed Share Certificates.

3.2  The obligations of each of the Investors pursuant to Clause 3.1.1, Clause
     3.1.4 and Clause 3.1.5 shall be joint and several as between all of the Investors, such that if any one of the Investors default in their obligations under Clause 3.1.1, Clause 3.1.4 or Clause 3.1.5, the non-defaulting Investors are jointly and severally liable to perform the obligations of the defaulting Investor thereunder. Without prejudice to the Company's rights pursuant to Clause 3.3, the Company, DCL and the Major Shareholders are not obliged to complete this Agreement unless each Investor complies with all of its obligations under this Clause 3.

3.3 Neither the Investors, the Company, the Major Shareholders nor DCL shall be obliged to complete the issue of the Subscription Shares or the sale and purchase of the Secondary Shares and DCL Shares unless the issue of the Subscription Shares and the sale and purchase of the Secondary Shares and DCL Shares are completed simultaneously.

3.4 If Completion does not take place in accordance with Clause 3.1 because either the Company, DCL, the Major Shareholders or any one of the Investors fails to comply with any of its obligations under this Clause 3 by or on the Completion Date, the Company, DCL and the Major Shareholders (in the case of such failure of an Investor) or the Investors (in the case of such failure of the Company, DCL and the Major Shareholders) may, without prejudice to other remedies, by notice to the other:

     3.4.1 proceed to Completion to the extent reasonably practicable;

     3.4.2 postpone Completion to a date not more than 30 days after the date set for Completion in Clause 3.1 or any other date to be mutually agreed between the parties in writing; or

     3.4.3 terminate this Agreement (other than Clauses 8, 9, 10, 11 and 12) whereupon the parties shall have no further obligations under this Agreement other than in respect of Clauses 8, 9, 10, 11 and 12 but without prejudice to any accrued liabilities.

3.5 In accordance with the terms of the Instruction Letter to Clifford Chance in the agreed form, the Investors' legal or other advisers and the Investors or their representatives shall be entitled, prior to the date of Completion, to inspect at the offices of Clifford Chance, Hong Kong all documents to be delivered by the Major Shareholders', DCL and the Company under this Clause 3.

4.   USE OF PROCEEDS

     The Company shall use the Subscription Monies received by it from the Investors pursuant to Clause 3.1.1 for general working capital purposes, expanding new business lines, expanding production capacity for medical equipment, research and development, acquisition of business or assets, or otherwise in connection with the operation or development of the business of the Group or if appropriate; for facilitating the Restructuring or as shareholder loans to other Group Members, or use such money to subscribe for shares in any Group Member or for any other purposes, save that the proceeds of the subscription monies are not to be distributed to shareholders of the Company or any Group Member unless with the prior consent of any one of the Investors.

5.   WARRANTIES

5.1 Each of the Warrantors hereby severally, and not jointly and severally, warrants, to the Investors that each of the Warranties is true, accurate and not misleading at the date of this Agreement and as at the Completion Date by reference to the facts and circumstances as at that date.

5.2 Each of the Warranties is separate and independent and the Investors shall have a separate claim and right of action in respect of every breach. Subject to Clause 5.5.5, the Warranties shall continue in full force and effect after Completion.

5.3 Each of the Warranties is given subject to the matters fully and fairly disclosed in the Disclosure Letter and by any matter expressly contemplated under the terms of this Agreement or as required in furtherance of completion of the Restructuring.

5.4 A reference in Schedule 3 to the Warrantors' knowledge, information, belief or awareness, means the actual knowledge, information, belief or awareness which a Warrantor has as at the date of this Agreement, provided that the Warrantors shall be deemed to have constructive knowledge if any Warrantor should reasonably be expected to possess such knowledge, information, belief or awareness after making all reasonable enquiries.

5.5 Save for any Warranty Claim arising (or any delay in the discovery of which arises) as a result of fraud, wilful misrepresentation or gross negligence on the part of the relevant Warrantor:

     5.5.1 the aggregate liability of the Warrantors to the Investors for all Warranty Claims made by either one or all of the Investors shall not exceed US$40,000,000;

     5.5.2 in respect of each Warrantor (except the Company whose aggregate liability for all Warranty Claims shall not exceed US$28,089,302), the aggregate liability of a Warrantor for all Warranty Claims shall not exceed the amount set opposite his or its name in the relevant column of Schedule 1 Part A;

     5.5.3 the liability of each Warrantor (except the Company whose liability in respect of any Warranty Claim for which it is liable shall not exceed 70% of the relevant Warranty Claim) in respect of any Warranty Claim for which he/it is liable shall not exceed the proportion of the relevant Warranty Claim which equals the proportion set opposite his or its name in the relevant column of Schedule 1;

     5.5.4 no Warrantor shall be liable in respect of a Warranty Claim unless the total amount of one or more Warranty Claim(s) exceeds US$1,000,000;

     5.5.5 the Warrantors shall not be liable in respect of a Warranty Claim unless

          (a) written particulars thereof (stating in reasonable detail the nature of the Warranty Claim) shall have been notified in writing to each of them on or before the date which is the earlier of:

               (i)  three years after the date of completion; and

               (ii) three months after the publication of the audited
                    consolidated accounts of the Group for the first financial year after Listing; or

               (iii) in relation to a Warranty Claim brought pursuant to the
                    Warranties set out in paragraph 7 of Schedule 3, written particulars thereof shall have been notified in writing to each of them on or before the expiration of all applicable statutes of limitation with respect to the matters contained in paragraph 7 of Schedule 3; and

          (b) if the relevant Warranty Claim notified in accordance with Clause 5.5.5(a) has not been satisfied, settled or withdrawn, proceedings in respect of the Warranty Claim shall have been commenced in accordance with Clause 12 within two months of the expiry of the notice of the dispute served in accordance with Clause 12.2;

     5.5.6 the Warrantor shall not be liable in respect of a Warranty Claim to the extent that any Group Member recovers any sum (whether by payment, discount, credit or otherwise) from any third party in respect of any matter or event which could give rise to such Warranty Claim against the Warrantors hereunder, and any such sum has been recovered; and, in the event of such recovery occurring after the Warranty Claim has been satisfied by the Warrantors, the Investors shall account to the Warrantors in respect of its pro-rated share of any amount so recovered up to the amount of the Warranty Claim;

     5.5.7 no liability shall attach to any of the Warrantors in respect of any Warranty Claim:

          (a) to the extent that provision or reserve in respect of the matter giving rise to such Warranty Claim has been provided for or noted in the Accounts or that such matter or thing has been taken into account therein;

          (b) if such Warranty Claim would not have arisen but for a change in the rate of Tax or a change in legislation made after the date hereof or a change in the interpretation of the law after the date hereof or a change by the relevant Tax Authority in the method of applying or calculating the rate of Tax after the date hereof or a change in any extra statutory concession or practice previously made by any revenue authority (whether or not such change purports to be effective retrospectively in whole or in part) or if such Warranty Claim would not have arisen but for any judgment delivered after the date hereof;

          (c) to the extent that such Warranty Claim would not have arisen but for a change (excluding any change self imposed by the Group) in the treatrnent of assets and liabilities (including capital allowances) in the future accounts of the Group; or

          (d) to the extent. that the amount thereof corresponds to an increase in the value of the assets of any other Group Member (minority interests shall be taken into account for this purpose) resulting from a reduction in its liability to Tax except insofar as such increase is attributable to any decrease in rates of Tax, or variation by the relevant Tax Authority in the method of applying or calculating the rate of Tax, made after the date of Completion.

5.6 All payments made by any party under this Clause 5 shall be made gross, free of right of counterclaim or set off and without deduction or withholding of any kind. If any deduction or withholding is required by law, the Warrantor making the payment shall be obliged to pay the Investors such additional sum (on a grossed-up basis) as will, after all deductions or withholdings have been made, leave the Investors with the same amount as it would have been entitled to receive in the absence of any such requirement to make a deduction or withholding.

5.7 The provisions of Clauses 5.6 to 5.10 apply notwithstanding any other provision of this Agreement and will not be discharged or cease to have effect in consequence of any rescission or termination of any other provisions of this Agreement.

     58 Nothing in this Clause 5 shall limit or restrict an Investor's general obligation at law to mitigate any loss or damage which it may incur in consequence of any matter giving rise to a Warranty Claim.

5.8 Nothing in this Clause 5 shall have the effect of limiting or restricting any liability as a result of any fraud, wilful misconduct or gross negligence.

5.9 No Major Shareholder shall have any right of contribution from the Company or the PRC Company or other recourse against the Company or the PRC Company in respect of any liability such Major Shareholder may incur hereunder.

5.10 Each of the Warrantors shall indemnify the Investors and the Company for any Tax liability (save as disclosed in the Accounts) arising in respect of, by reference to or in consequence of (i) any income, profit or gains earned, accrued or received on or before the Last Accounting Date or (ii) any event which occurs or occurred on or before the Last Accounting Date.

6.   AUTHORITY AND CAPACITY

6.1 Each of the Company, DCL, the PRC Company and the Major Shareholders represents, warrants and undertakes to and with the Investors that the execution and delivery of, and the performance by it of its obligations under, this Agreement and the Other Documents, as applicable, in accordance with and subject to the terms and conditions of this Agreement including,. without limitation, the Conditions will not result in a breach of any provision of its memorandum or article', of association or equivalent constitutional documents.

6.2 Each Investor represents, warrants and undertakes to and with the Company, DCL and the Major Shareholders that:

     6.2.1 it is a limited partnership duly established and validly existing under the laws of its jurisdiction of establishment;

     6.2.2 it has the legal right and full power and authority to enter into and perform this Agreement and the Other Documents, which when executed will constitute valid and binding obligations on it, in accordance with their respective terms;

     6.2.3 the execution and delivery of, and the performance by it of its obligations under, this Agreement and the Other Documents in accordance with and subject to the terms and conditions of this Agreement including, without limitation, the Conditions will not result in a breach of any provision of its memorandum or articles of association or equivalent constitutional documents; and

     6.2.4 all of the information contained in Part B of Schedule 1 is true and accurate in all respects.

7.   COSTS AND FEES

     Upon Completion, the Company shall pay for the professional fees, costs and expenses reasonably and actually incurred by the Investors, up to a maximum amount of US$250,000 and shall not be responsible for any professional fees exceeding such sum.

     Subject to production of proof, such professional fees shall be deducted from the Subscription Monies payable by the Investors on Completion.

8.   ANNOUNCEMENTS

     Except as required by law, regulation or legal process, no announcement in relation to the transactions contemplated by this Agreement shall be made without the prior consent of any one of the Investors in the case of an announcement by either any one of the Major Shareholders, the Company or DCL and in the case of an announcement by any one of the Investors not without the prior consent of any one of the Major Shareholders, DCL and the Company.

9.   NOTICES AND OTHER COMMUNICATIONS

9.1 Any notice or other communication under or in connection with this Agreement shall be in writing and shall be delivered personally or sent by registered post in a pre-paid envelope (and air mail in the case of an address outside Hong Kong) or by facsimile, to the party due to receive the notice or communication at its address set out in Clause 9.3 or such other address as a party may specify by notice in writing to the others.

9.2 In the absence of evidence of earlier receipt, any notice or communication shall be deemed to have been duly given:

     9.2.1 if delivered personally, when left at the address stated in Clause
          9.3 (or where such time is outside the normal business hours of the recipient, on the opening of the next following Business Day);

     9.2.2 if sent to an address in Hong Kong, on the Business Day after posing it,

     9.2.3 if sent by air mail to an address outside Hong Kong, five Business Days after posting it; and

     9.2.4 if sent by facsimile, when confirmation of its transmission has been recorded by the sender's fax machine (or where such time is outside the normal business hours of the recipient, on the opening of the next following Business Day).

9.3  The addresses referred to in Clause 9.1 are:

     THE MAJOR SHAREHOLDERS

     Address:        Mindray Building, Keji 12th Road South,
                     Hi-tech Industrial Park, Nanshan,
                     Shenzhen, PRC, 518057
     Attention:      Xu Hang/Li Xiting/Cheng Minghe
     Facsimile No:   +86 755 2658 2800

     DCL

     Address:        OMC Chambers, P.O. Box 3152, Road Town, Tortola, British

                     Virgin Islands
     Attention:      Shao Ming
     Facsimile No:   +86 755 8351 6953

     THE INVESTORS

     Address:        Goldman Sachs (Asia) L.L.C., Cheung Kong Center,
                     68 (Corrupted Text) Floor, 2 Queen's Road
                     Central, Hong Kong.
     Attention:      Joyce Hsu
     Facsimile No:   +852 2978 0440

     COMPANY

     Address:        Mindray Building, Keji 12th Road South,
                     Hi-tech Industrial Park, Nanshan,
                     Shenzhen, PRC, 518057
     Attention:      Xu Hang
     Facsimile No:   +86 755 2658 2800

10.  CONFIDENTIAL INFORMATION

     Subject to the provisions of this Clause 10, each party shall keep confidential information (Corrupted Text) from the Company relating to the Company's business and/or (Corrupted Text) affairs (Corrupted Text) the Group and/or any information regarding the Major Shareholders or DCL (the "CONFIDENTIAL INFORMATION") confidential unless:

10.1 that information comes into the public domain otherwise than throne: a bres of that party's obligations under this Clause 10; or

10.2 such information is required to be disclosed by law, by. a rule of a securities exchange on which that person's shares (or the shares of a member of that person's Parent Group) are listed or traded or by a governmental authority or other authority with relevant powers to which a person (or a member of that person's Parent Gregp) is subject or submits, whether or not the requirement has the force of law, provided that such disclosure shall, so far as is practicable, be made after consultation with the Company and after taking into account the Company's reasonable requirements as to its timing, content and manner of making or despatch,

     PROVIDED THAT each party may disclose Confidential Information when such disclosure is required, to:

          (a)  members of that party's Parent Group;

          (b) an employee or director of, or professional adviser, to any member of that party's Parent Group; or

          (c) any person to whom it is proposing to transfer shares in accordance with the provisions of this Agreement,

               (which disclosure shall be expressly permitted under the terms of this Agreement) provided that the Party shall use reasonable endeavours to ensure that the recipient of the Confidential Information complies with the provisions of this Clause 10 and a breach by the recipient is deemed to be a breach of the party that

11.  MISCELLANEOUS

11.1 The provisions of this Agreement shall be binding upon and accrue to the benefit of the parties and their respective heirs, authorised representatives, successors and assigns.

11.2 This Agreement may be amended only by a written document signed by all the parties.

11.3 Any liability to any party hereunder may in whole or in part be released, compounded or compromised or time or indulgence given by that party in their absolute discretion as regards the other party under such liability without in any way prejudicing or affecting the rights of the party to whom such liability is owed against any such other party subject to the same or a like liability whether joint or several or otherwise.

11.4 Nothing contained in this Agreement shall be deemed to constitute a partnership between the parties and the parties shall not be deemed to be connected with each other solely because they are parties to this Agreement.

11.5 No failure to exercise or delay in exercising or enforcing- any right or remedy under this Agreement shall constitute a waiver thereof and no single or partial exercise or enforcement of any right or remedy under this Agreement shall preclude or restrict the. further exercise or enforcement of any such right or remedy. The rights and remedies provided in this Agreement are (Corrupted Text) and not exclusive of (Corrupted Text) and remedies provided by law.

11.6 The invalidity, illegality or unenforceability of any provision of this Agreement shall not affect the continuation in force of the remainder of this Agreement.

11.7 This Agreement may be executed in any number of counterparts all of which duly executed and delivered shall constitute the same instrument.

11.8 None of the parties to this Agreement may assign or transfer any of its rights or obligations under this Agreement with the exception that a party may assign all rights and obligations under this Agreement to a transferee in connection with a Permitted Transfer.

12.  GOVERNING LAW AND ARBITRATION

12.1 This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

12.2 If any dispute between the parties arises in connection with this Agreement, they shall use all reasonable endeavours to resolve the matter amicably. If one party gives another notice that a material dispute has arisen and those parties are unable to resolve the dispute within 30 days of service of notice, then the dispute shall be referred to arbitration in accordance with Clause 12.3.

12.3 All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The arbitration institute shall be the International Court of Arbitration of the International Chamber of Commerce. The place of arbitration shall be in Hong Kong. The language of the arbitration shall be English.

13.  PREVIOUS AGREEMENTS

     The parties acknowledge that this Agreement will replace any agreement (whether in writing or not) entered into by any party relating to the Company or shareholdings in the Company.

AS WITNESS the hands of the parties or their duly authorised representatives the day nd year first above written.

                                   SCHEDULE 1

                         PART A - THE MAJOR SHAREHOLDERS

             (I)                              (2)                                 (3)
NAME AND IDENTITY NUMBER (IF   PROPORTION OF ANY CLAIM UNDER THE   MAXIMUM AGGREGATE LIABILITY UNDER
         APPLICABLE)           WARRANTIES FOR WHICH IT IS LIABLE             THE WARRANTIES
----------------------------   ---------------------------------   ---------------------------------
Xu Hang                                        6%                             US$2,382,140
No. 440301196205186972

Li Xiting                                     12%                             US$4,764,279
No. 420106510617441

Cheng Minghe                                   2%                              US$794,047
No. 310104611009045

DCL                                           10%                             US$3,970,233

                             PART B - THE INVESTORS

1.   GS CAPITAL PARTNERS V FUND, L.P.

     -    nature (e.g. limited
          liability company):           Limited partnership

     -    place of incorporation:       Delaware

     -    registered office:            The Corporation Trust Company,
                                        Corporation Trust Center, 1209 Orange
                                        Street, Wilmington,
                                        Delaware 19801, USA

     -    relationship with other
          Investors:                    General Partner:
                                        Affiliates of the Goldman Sachs Group,
                                        Inc.

2.   GS CAPITAL PARTNERS V OFFSHORE FUND, LP.

     -    nature (e.g. limited
          liability company):           Limited partnership

     -    place of incorporation:       Cayman Islands

     -    registered office:            c/o M&C Corporate Services Limited, P.O.
                                        Box 309, Grand Cayman, Cayman Islands,
                                        British West Indies

     -    relationship with other
          Investors:                    General Partner:
                                        Affiliates of the Goldman Sachs Group,
                                        Inc.

3.   GS CAPITAL PARTNERS V GmbH & CO. KG

     -    nature (e.g. limited
          liability company):           Limited partnership

     -    place of incorporation:       Germany

     -    registered address:           c/o Goldman, Sachs & Co., OHG,
                                        Messeturm, Friedrich-Ebert-Anlage, 49,
                                        60323 Frankfurt/Main Germany

     -    relationship with other
          Investors:                    General Partner:
                                        Affiliates of the Goldman Sachs Group,
                                        Inc.

4.   GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

     -    nature (e.g. limited
          liability company):           Limited partnership

     -    place of incorporation:       Delaware

     -    registered office:            The Corporation Trust Company,
                                        Corporation Trust Center, 1209 Orange
                                        Street, Wilmington, Delaware 19801, USA

     -    relationship with other
          Investors:                    General Partner:
                                        Affiliates of the Goldman Sachs Group,
                                        Inc.

                                   SCHEDULE 2

                          PART A - DETAILS OF THE GROUP

A.   THE COMPANY

     1.   Company number                    CT-150186

     2.   Address of registered office      c/o Codan Trust Company (Cayman)
                                            Limited, Century Yard, Cricket
                                            Square, Hutchins Drive, P.O. Box
                                            2681 GT, George Town, Grand Cayman,
                                            British West Indies

     3.   Date and place of incorporation   10 June 2005
                                            Cayman Islands

     4.   Ar,horised share capital          HK$380,000

     5.   Issued share capital              HK$0.01

     6.   Directors                         Xu Hang
                                            Li Xiting

     7.   Auditors                          Deloitte Touche Tohinatsu

B.   PRC COMPANY

     1.   Company number                    Qi Gu Yue Shen Zong Zi No. 109722

     2.   Address of registered office      Mindray Building, Keji 12th Road
                                            South, Hi-tech Industrial Park,
                                            Nanshan, Shenzhen, PRC, 818057

     3.   Date and place of incorporation   25 January 1999
                                            Shenzhen, PRC

     4.   Authorised share capital          RMB86,000,000

     5.   Issued share capital              RBM86,000,000

     6.   Directors                         Xu Hang
                                            Li Xiting
                                            Nie Tong
                                            Wang Fuqing
                                            Dai Weidong
                                            Huang Shaokang

                                            Ouyang Baoyi

     7.   Auditors                          Deloitte Touche Tohinatsu

C.   Beijing Shen Mindray Medical Electronic Technology Institute Co., Ltd.


     1.   Company number                    1101081782163

     2.   Address of registered office      5-5 (31F West), Block 5, 8 Chuang
                                            Ye Road, Haidian District, Beijing
                                            PRC

     3.   Date and place of incorporation   6 December 2004
                                            Beijing, PRC

     4.   Authorised share capital          RMB10,000,000

     5.   Issued share capital              RMB10,000,000

     6.   Directors                         Li Xiting

     7.   Auditors                          N/A

D.   GREATEST ELITE LIMITED

     1.   Company number                    565901

     2.   Address of registered office      P.O. Box 957, (Corrupted Text)
                                            Incorporations Centre, Road Town,
                                            Tortola, British Virgin Islands

     3.   Date and place of incorporation   28 October 2003
                                            British Virgin Islands

     4.   Authorised share capital          US$50,000

     5.   Issued share capital              US$10

     6.   Directors                         Xu Hang

     7.   Auditors                          N/A

E.   GIANT GLORY INVESTMENTS LIMITED

     1.   Company number                    565616

     2.   Address of registered office      P.O. Box 957, Offshore
                                            Incorporations Centre, Road Town,
                                            Tortola, British

                                            Virgin Islands

     3.   Date and place of incorporation   28 October 2003
                                            British Virgin Islands

     4.   Authorised share capital          US$50,000

     5.   Issued share capital              US$10

     6.   Directors                         Li Xiting

     7.   Auditors                          N/A

                             PART B - DETAILS OF DCL

A.   DRAGON CITY INTERNATIONAL INVESTMENT LIMITED

     1.   Company number                    582231

     2.   Address of registered office      OMC Chambers, P.O. Box 3152, Road
                                            Town, Tortola , British Virgin
                                            Islands

     3.   Date and place of incorporation   18 February 2004 British Virgin
                                            Islands

     4.   Authorised share capital          US$50,000

     5.   Issued share capital              US$1

     6.   Directors                         Yip Chi Yu

     7.   Auditors                          N/A

                                   SCHEDULE 3

                                   WARRANTIES

1.   INFORMATION

1.1 All written information save for any projections or forecasts, provided by the Warrantors to the Investors or their representatives or advisers in their due diligence investigations of the Group, was when given, and is at the date hereof, true and correct in all material respects.

1.2 For the avoidance of doubt, other than as disclosed pursuant to the Disclosure Letter and by any matter expressly contemplated for under the terms of this Agreement or as required in furtherance of completion of the Restructuring, none of the documents or other information disclosed to the Investors or their representatives or advisers shall be deemed to qualify the Warranties set out in this Schedule 3.

2.   CAPACITY AND AUTHORITY

2.1  Incorporation and existence

     The Company, DCL and the PRC Company are limited companies duly incorporated or established under the laws of the jurisdictions set out in items 3 of Schedule (Corrupted Text) A and B and have been in continuous existence since incorporation or establishment. The foreign investment enterprise approval certificate and business licence of the PRC Company are in full force and effect as are the business licenses and constitutent documents of the other Group Members, branch establishments and representative offices established in the PRC.

2.2  Right, power and authority

     2.2.1 Each of the Company, DCL, the PRC Company and the Major Shareholders has the right, power and authority, and has taken all action necessary (including obtaining all applicable governmental, statutory, regulatory or other consents, licenses, authorizations, waivers or exemptions), to execute, deliver and exercise its rights, and perform its obligations, under this Agreement and each document to be executed by it at or before Completion.

     2.2.2 Each Group Member has the right, power and authority to conduct in accordance with laws its business as conducted at the date of this Agreement and to own its properties and assets.

2.3  Binding agreements

     The obligations of the Company, DCL and each Major Shareholder under this Agreement and each document to be executed by it at or before Completion are, or when the relevant document is executed will be, enforceable in accordance with their respective terms.

2.4  Non-contravention

     2.4.1 Neither entry into this Agreement nor entry into, and implementation of the transactions contemplated hereunder will:

          (a) result in violation or breach by the Company, DCL, the PRC Company or any Major Shareholders of any applicable laws, regulations or administrative rules or orders in the PRC;

          (b) amount to a violation or default by the Company, DCL, the PRC Company or any Major Shareholders with respect to any statute, regulation, order, decree or judgment of any court or any governmental or regulatory authority in the PRC; or

          (c) constitute a breach by the Company, DCL, the PRC Company or any. Major Shareholders of any contract, agreement, undertaking or commitment to which any Group Member or Major Shareholder is a party, provided that no warranty is made regarding the enforceability of this Agreement against the PRC Company yr whether the provision of warranties by the PRC Company contravenes PRC (Corrupted Text).

     2.4.2 Other than as referred to in this Agreement, no consents, (Corrupted
          Text), registrations, authorizations or pen:a are required to be obtained by any Group Member or Major Shareholder in connection with the execution and performance of this Agreement.

2.5  Special Purpose Entity

     The Company and each of its subsidiaries has not had and will not have any assets (excluding cash) other than its ownership of the registered capital of the PRC Company and has conducted no business and assumed no liabilities other than its obligations under this Agreement and in respect of the acquisition of shares in the PRC Company.

3.   SHARES AND SUBSIDIARY UNDERTAKINGS

3.1  The Shares

     3.1.1 The Subscription Shares when allotted and issued, in accordance with the terms of this Agreement will upon Completion be duly and validly authorised, properly allotted and issued to the Investors free from all Encumbrances, credited as fully paid and will have all the rights set out in the Terms and Conditions.

     3.1.2 The Secondary Shares and DCL Shares will be properly allotted and issued and will upon Completion be credited as fully paid and will be transferred to the Investors free from all Encumbrances.

     3.1.3 Save for the acquisition of shares in the PRC Company pursuant to the Restructuring, there is no agreement, arrangement or obligation requiring the creation, allotment, issue, transfer, redemption or repayment of, or the grant to a person of the right (conditional or not) to require the allotment, issue, transfer, redemption or repayment of, a share in the capital of any Group Member (including, without limitation, an option or right of pre-emption or conversion).

     3.1.4 Save for the Shareholders' Agreement, there is no agreement, arrangement or obligation to create or give an Encumbrance, in relation to any Equity Share Capital or other share capital (either issued or unissued) of the Company or the Company's interest in the registered capital of the PRC Company. No person has claimed to be entitled to an Encumbrance in relation to any of the Equity Share Capital or other share capital of the Company or the Company's interest in the registered capital of the PRC Company. There are no securities convertible into or ultimately exchangeable or exercisable for any Equity Share Capital or other share capital of any Group Member.

     3.1.5 Immediately prior to Completion the Major Shareholders shall directly or indirectly hold a (Corrupted Text) minimum of 50% of the entire issued share capital of the Company.

     3.1.6 The Company shall upon Completion hold, directly or indirectly, a minimum of 80% of the registered capital of the PRC Company.

3.2  Subsidiary Undertakings

     3.2.1 The Company and the PRC Company do not have any subsidiaries or Associates other than those set out in Schedule 2 Part A.

     3.2.2 The Company has not agreed to acquire an interest in or merge or consolidate with, a corporate body or any other person other than the Group Members.

     3.2.3 Minority shareholders in the PRC Company have no rights other than those required under PRC law or as set out in the articles of association of the PRC Company.

4.   LIABILITIES

4.1  Indebtedness

     4.1.1 No Group Member has outstanding or has agreed to create or incur loan capital, borrowings or indebtedness in the nature of borrowings, other than (i) as shown in the Accounts or (ii) as incurred since the Last Accounting Date in the ordinary course of its business which as of Completion do not exceed in aggregate RMB30,000,000.

     4.1.2 No financial indebtedness of any Group Member has become or is now due and payable, or capable of being declared due and payable, in each case before its normal or originally stated maturity, and there has been no event of default in relation to any such financial indebtedness.

4.2  Guarantees and indemnities

     4.2.1 No Group Member is a party to or is liable under a guarantee, indemnity or other agreement to secure or incur a financial or other obligation with respect to another person's obligation other than for a Group Member.

     4.2.2 No part of the loan capital, borrowings or indebtedness in the nature of borrowings of the Company or the PRC Company is dependent on the guarantee or indemnity of, or security provided by, another person which is not a Group Member.

4.3 No loans have been made by or on behalf of any Group Member to any director or shareholder of a Group Member other than as disclosed in the Accounts.

5.   ACCOUNTS

5.1 The Accounts have been prepared and audited on a proper and consistent basis and in accordance with the Accounting Principles.

5.2 No change in (Corrupted Text) the accounts of the PRC Company for each of the three financial ears of the (Corrupted Text) Company ended on the Last Accounting Date, except as stated in the audited balance sheets and profit and less accounts for those years.

5.3 The Accounts show a true and fair view of the assets, liabilities and state of affairs of the PRC Company as at the Last Accounting Date and of the profits and losses of the PRC Company for the financial year ended on the Last Accounting Date.

5.4 The Accounts fully disclose and provide adequately for all bad and doubtful debts, all liabilities (actual, contingent or otherwise) and all financial commitments existing at the Last Accounting Date.

6.   CURRENT TRADING

6.1  Since the Last Accounting Date:

     6.1.1 the business and activities of the PRC Company have been carried on in the ordinary and usual course as a going concern;

     6.1.2 there has been no Material Adverse Change in the financial or trading position or earnings, business or prospects of the PRC Company since the Last Accounting Date;

     6.1.3 no material changes other than in the ordinary course of business have occurred in the assets and liabilities shown in the Accounts;

     6.1.4 no dividend or other distribution has been declared, paid or made by any Group Member (except for dividends provided for in the Accounts);

     6.1.5 no share or loan capital has been issued or agreed to be issued by any Group Member;

     6.1.6 all transactions between a Group Member and any Major Shareholder have been on an arm's length terms;

     6.1.7 no contract, liability or commitment (whether in respect of capital expenditure or otherwise) has been entered into by a Group Member which is of a long-term or unusual nature which involved or (Corrupted
          Text) could involve, singly or cumulatively, an obligation of a material nature or magnitude (a liability for expenditure in excess of RMB50,000,000 being included as material for this purpose for any contract, liability or commitment entered into prior to the date of this Agreement and RMB100,000,000 for any contract, liability or commitment entered into in the period from the date of this Agreement up to (Corrupted Text);

     6.1.8 no Group Member has (other than in the ordinary and usual course of business) acquired or disposed of, or agreed to acquire or dispose of, any business or any asset having a value in excess of RMB30,000,000; or

     6.1.9 with respect to the existing employees of a Group Member, no chance has been made to their terms of employment, including retirement or benefit commitments, by any Group Member (other than those required by law) which could increase its total staff costs by more than RMB20,000,000 per annum or the remuneration of any one director or employee by more than RMB1,000,000 per annum.

7.   TAX

7.1 As far as the Warrantors are aware the PRC Company has paid all Tax which it has become liable to pay and is not liable to pay under the applicable laws a penalty, surcharge, fine or interest in connection with Tax.

7.2 The Company and the PRC Company have within applicable time limits made all returns, provided all information and maintained all records in (Corrupted
     Text) relation to Tax as they are required to make under the applicable laws, and have fully complied on a timely basis with all notices served on them and any other requirements lawfully made of them by any Tax Authority.

7.3 As far as the Warrantors are aware the PRC Company is not involved in and does not expect to be involved in any dispute in relation to Tax with any Tax Authority. So far as the Warrantors are aware no Tax Authority has investigated or indicated that it intends to investigate the PRC Company's Tax affairs.

7.4 No Group Member will have any liability for Taxes in the PRC or any other jurisdiction other than liabilities incurred in the ordinary course of business between the Last Accounting Date and the date of this Agreement.

8.   ASSETS

8.1  Title

     8.1.1 Each asset included in the Accounts or acquired by the PRC Company since the Last Accounting Date (other than assets disposed of in the ordinary course of business or which are the subject matter of operating or finance or capital leases) is:

          (a) legally and beneficially owned solely by the PRC Company free from any Encumbrance (other than retention of title claims or liens arising in the ordinary course of business) and in the case of real property and land use rights, the PRC Company is the legal osiner and grantee of the land use rights (with all grant fees paid in fell) in respect of such real property and has building ownership certificates for such property; and

          (b) where capable of possession, in the possession or under the control of the PRC Company.

     8.1.2 No Group Member is insolvent or unable to pay its debts as they fall due.

9.   INTELLECTUAL PROPERTY

9.1 As far as the Warrantors are aware, all of the Intellectual Property Rights owned and/or used by the PRC Company in its business is:

     9.1.1 valid, subsisting and enforceable and nothing has been done or omitted to be done by which it may cease to be valid and enforceable; and

     9.1.2 either legally and beneficially owned by, and/or validly granted to the PRC Company free from any licence, Encumbrance, restriction on use or disclosure obligation.

9.2 So far as the Warrantors are aware, no act has been done or has been omitted to be done to entitle any authority or person to cancel, forfeit or modify any of the Intellectual Property Rights owned and/or used by the PRC Company.

9.3 So far as the Warrantors are aware, the Intellectual Property Rights currently owned and/or used by the PRC Company comprise all the Intellectual Property necessary for the PRC Company to operate its business as such business has been operated before the date of this Agreement.

9.4 So far as the Warrantors are aware, none of the operations of a Group Member infringe, or are likely to infringe, upon any rights held by any third party.

9.5 The Internal IT Systems are either owned by, or (Corrupted Text) properly licensed or leased to, a Group Member. No Group Member is in material default under the licenses or leases.

9.6 No claim has been made by any third party which alleges any infringing act or process which would fall within this Warranty (Corrupted Text) or which otherwise disputes the right of any Group Member to use any Intellectual Property Rights relating to its business.

10.  ENVIRONMENTAL MATTERS

10.1 So far as the Warrantors are aware, the PRC Company has:

     10.1.1 obtained each permit, licence, consent, approval, registration or other authorisation ("ENVIRONMENTAL PERMIT") required for its business operations under any Environmental Law, and each Environmental Permit is in full force and effect;

     10.1.2 complied in all material respects with the terms and conditions on which any Environmental Permit has beer given to it; and

     10.1.3 complied in all material respects with any notification or claim made within the two years ending on the date of this Agreement by any relevant authority in respect of any breach of Environmental Law.

10.2 So far as the Warrantors are aware, the PRC Company is under no investigation or enquiry by any relevant authority in relation to any breach of Environmental Law or the failure to comply with the term: and conditions of any Environmental Permit.

10.3 No Group Member is in material breach of any applicable statute, law, regulation or order relating to the environment ("ENVIRONMENTAL LAW") and no material expenditures are or will be required in order to comply with any such Environmental Law, and so far as the Warrantors are aware there are no circumstances which may give rise to any material non-compliance with or material liability under any Environmental Law in relation to the business of the Group.

11.  AGREEMENTS

11.1 No Group Member is a member of a joint venture, consortium, partnership or association (other than bona fide trade association) or profit (or loss) sharing agreement or arrangement.

11.2 No Group Member is a party to and is not liable under any material, long-term, onerous or unusual agreement or arrangement ("unusual" for the purposes of this paragraph means an agreement or arrangement that involves or is likely to involve either (i) expenditure by a Group Member in excess of RMB50,000,000 per annum for agreements or arrangements entered into prior to the date of this Agreement and RMB100,000,000 per annum for agreements or arrangements entered into in the period from the date of this Agreement up to Completion or (ii) obligations or restrictions on the Dart of a Group Member of an unusual or exceptional nature and not in the ordinary

11.3 So far as the Warrantors are aware, all subsisting material agreements which any Group Member has entered into are valid, legal and binding and were entered into by way of a bargain at arm's length.

11.4 So far as the Warrantors are aware, there are no circumstances whereby, following a change in the control of any Group Member or in the composition of the board of directors of a Group Member, any of the principal customers of or suppliers to any Group Member would cease to remain customers or suppliers to the same extent and of the same nature as prior to the date hereof.

11.5 No Group Member has given any powers of attorney or other authority express, implied or ostensible which is still outstanding or effective to any person or entity to enter into any contract or commitment to do anything on its behalf other than the authority of employees to enter into routine trading contracts in the normal course of their duties.

11.6 No (Corrupted Text) Member nor so far as the Warrantors are aware, any party with whom any Group Member has entered into an arrangement, agreement or obligation is in material breach of the arrangement, agreement or obligation.

11.7 There are no contracts, understandings, transactions or proposed transactions between any Group Member on the one hand and any Major Shareholder on the other hand. No Major Shareholder has any direct or indirect ownership in any business entity with which any Group Member' has a business relationship, or any business (Corrupted Text) that competes with any Group Member, other than passive shareholdings of less then (Corrupted Text) in publicly listed companies.

11.8 All insurance policies of each Group Member are in full force and effect and are not void or voidable, all premiums payable to date have been paid and each Group Member has complied in all material respects with the terms and conditions of such pet

12.  LITIGATION AND COMPLIANCE WITH LAW

12.1 No Group Member is involved in a civil, criminal, arbitration, administrative or other proceeding or so far as the Warrantors are aware an investigation (other than in relation to the collection of debts arising in the ordinary course of business of a Group Member). So far as the Warrantors are aware, no civil, criminal, arbitration, administrative or other proceeding is pending or threatened by or against any Group Member (other than in relation to the collection of debts arising in the usual course of business).

12.2 So far as the Warrantors are aware, no fact or circumstance exists which might give rise to a civil, criminal, arbitration, administrative or other proceeding or investigation involving any Group Member.

12.3 So far as the Warrantors are aware, each Group Member has at all times conducted its business and dealt with its assets in all material respects in accordance with all applicable legal and administrative requirements.

12.4 So far as the Warrantors are aware, no Group Member has sold or supplied any product or service which is or was in any material respect faulty, defective or dangerous (unless inherently dangerous) or which did not at the time of sale or supply comply with all applicable laws and regulations.

12.5 So far as the Warrantors are aware, no act or transaction has been effected by or on behalf of any Group Member, nor any of their directors, officers or senior management staff, involving the making or authorizing of any payment, or the giving of anything of value, to any government official or party official for the purpose of influencing the recipient in his official capacity in order to obtain business, retain business or direct business to any Group Member or other person.

13.  EMPLOYEES

13.1 No Group Member has entered into any arrangements regarding any future variation in any contract of employment in respect of any of its directors and employees or any agreement imposing an obligation on a Group Member to increase by an amount equivalent to RMB1,000,000 or more per annum, the basis and/or rates of remuneration and/or the provision of other benefits in kind to or on behalf of any of its directors or employees at any future date.

13.2 Each Group Member has complied in all material respects with all applicable statutes and regulations referring to employ and social welfare matters including without limitation the terms and conditions of each employee's employment.

13.3 Incentive Schemes

     No Group Member has in existence any share incentive scheme, share option scheme or profit sharing, bonus, commission or other incentive scheme for all or any of its directors or any share option scheme for all or any of its employees, miler than as set out under the Shareholders' Agreement.

13.4 Payments on Termination

     Except to the extent (if any) to which provision or allowance has been made in the Accounts:

          (a) no liability in excess of RMB 1 million has been incurred by a Group Member for breach of any contract of employment or for services or for any other liability accruing from the termination of any contract of employment or for services;

          (b) no gratuitous payment has been made or benefit given (or promised to be given) by a Group Member in connection with the actual or proposed termination or suspension of employment, or variation of any contract of employment, of any present or former director or employee of a Group Member.

13.5 There is not in existence any written or unwritten contract of employment with any employee that cannot be terminated by a Group Member on six months notice or less without giving rise to a claim for damages or compensation (other than a statutory redundancy payment or statutory compensation for unfair dismissal) or, in either case, the equivalent in any relevant jurisdiction.

13.6 No Key Employee has given notice which has not yet expired terminating his or her employment or would be entitled to give notice as a result of this Agreement.

14.  MISCELLANEOUS

     No shareholder in the PRC Company holding 5% or more of its registered capital or Major Shareholder, their respective spouse, nor their respective parents are a Government Official in the PRC or a member of the central committee of the communist party of the PRC.

                                   SCHEDULE 4

                           PRC COUNSEL OPINION MATTERS

1. The PRC Company has the right, power and authority to enter into and perform its obligations under this Agreement, and this Agreement is legally binding against the PRC Company.

2. All applicable PRC permits, approvals, registrations and filings required to be obtained pursuant to the Restructuring have been obtained. The Restructuring does not contravene PRC law or regulations.

3. Each of the Shareholders (as such term is defined in the Shareholders' Agreement) has the right, power and authority to enter into and perform its respective obligations under the Shareholders' Agreement and this Agreement, if applicable, and such agreements are legally binding against each of them.

4. Each (Corrupted Text) the PRC Company and its subsidiaries has been duly incorporated (Corrupted Text) gilder the laws (Corrupted Text) the PRC and is entitled to conduct business pursuant to its business license, which remains in full force and effect.

                                   SCHEDULE 5

                                  ANNUAL BUDGET

  Proposal of 2004 Annual General Meeting of Shareholders: Explanations on the
                        2005 Annual Financial Budget Plan
                                     (Draft)

                   2004 Annual General Meeting of Shareholders
                                       of
               Shenzhen Mindray Bio-medical Electronics Co., Ltd.

            EXPLANATIONS ON 2005 ANNUAL FINANCIAL BUDGET PLAN (DRAFT)

In preparing the 2005 Annual Financial Budget Plan (Draft), the company has implemented the guiding principle of increasing revenues and saving costs and paid full attention to the following factors of uncertainty:

     1. Pricing policy, increase of total sale volume and adjustment of sale methods of existing products and new products of the company;

     2. Continued implementation by the company in 2005 of the guiding principle of arrangement of production and operation in line with market demand;

     3.   Stability of the related national tax policies;

     4. As a high-tech enterprise, in order to maintain high-speed growth and enhance its core competence, the company will carry on large-amount input into its core research and development. The research and development expenses in 2005 will be increased from RMB 615.5 million in 2004 to RMB 950.7 million.

In view of the above, the estimates of the major financial data in 2005 are as follows:

                                                            in ten thousand yuan

                                     2005         2004       Growth
               Item                 Budget   Final Account    Rate
               ----                 ------   -------------   ------
Revenues from principal business    98,744       65,485       50.79%
less: costs in principal business   44,900       27,772       61.68%
   taxes in principal business
   and extra charges                    95           31
                                    ------       ------      ------
Profit from principal business      53,748       37,678       42.65%
plus: profit from other business       998         -874       14.20%
less: operating expenses            13,249        9,527       39.07%
   management expenses              13,856        8,821       57.08%
   R&D expenses                      9,507        6,155       54.47%
   financial expenses                  525           56      809.60%
                                    ------       ------      ------
Operating profit                    25,121       18,401       36.52%
plus: investment gains                               36
   revenues from subsidies           3,400        2,661       27.80%

   Non-operating revenues                            22
less: non-operating expenditures                    535
                                    ------       ------      -----
Gross profit                        28,521       20,586      38.55%
less: income taxes                   1,922        1,199      60.27%
                                    ------       ------      -----
Net profit                          26,600       19,387      37.20%
                                    ======       ======      =====

The above proposal has been reviewed and approved by the first meeting of the second board of directors of the company in accordance with the relevant provisions of the related laws, administrative regulations, other regulatory documents and the Article of Association of Shenzhen Mindray Bio-medical Electronics Co., Ltd.. This proposal is hereby submitted for review by the general meeting of shareholders.

                                        Board of Directors
                                        Shenzhen Mindray Bio-medical
                                        Electronics Co., Ltd. (corporate seal)

                                        March 5, 2005

                                   SCHEDULE 6

                     TERMS AND CONDITIONS OF W. CONVERTIBLE
                          REDEEMABLE PREFERENCE SHARES

[To be included in the appropriate sections of amended Articles of Association with appropriate adjustment of Article numbering and cross references]

The rights and restrictions attaching to the Preference Shares are as follows:

15.  INCOME

                              i. If the Company declares any dividend or other distribution on any Shares, the Holders are entitled to share in such dividend or other distribution on a pro rata basis as if each Preference Share had been converted immediately prior to the record date for determining the shareholders of the Company eligible to receive such dividend or other distribution (the "Participating Dividend").

                              ii. The Participating Dividend is payable in priority to a payment of a dividend to the holders of any other class of share cre2ital of the Company.

(2)  CAPITAL

                              i.   On a return of capital on winding up or
                                   otherwise (other than on conversion,
                                   redemption or purchase of shares), the
                                   Company's asses avail.`?e for distribution among the members shall be applied in reraying the Holders the following amount (the "Liquidation Preference") pro zeta :among the Hoiders for each Preference Share they hold, in priority to a repayment to the holders of any other class of share, a sum equal to (i) the Subscription Price plus interest accrued daily on the basis of a 365-day year at a compound annual rate of 8% on the Subscription Price (calculated from the Subscription Date up to and including the date of the commencement of the winding up or (in any other case) the date of the return of capital) less (ii) any Participating Dividends received;

                              ii.  If the Holders' entitlements under the
                                   Liquidation Preference have not been
                                   satisfied in full, each Preference Share shall be entitled to share pro rata

                                   (on an as-converted basis) with the Shares in the remaining assets (if any) of the Company available for distribution.

(3)  VOTING AND CLASS RIGHTS

     a. At all times prior to a Qualified IPO and for so long as the Holders, together with their transferees under Permitted Transfers hold in aggregate no less than the lower of (i) 50% of their percentage interest of shareholdings held upon the Subscription Date (whether converted or not) or (ii) 5% of the Equity Share Capital, the Company and the Shareholders shall use their respective rights and powers, whether as shareholder, director or otherwise to procure, that no Group Member shall do or agree to do any of the following matters unless with the prior consent (such consent (or refusal) not to be

                              i. the entering into any merger or consolidation of any Group Member with one or more entities;

                              ii. the liquidation, winding up or dissolution of any Group Member, or the filing of bankruptcy or similar proceedings;

                              iii. the disposal of any assets or property (other
                                   than in the ordinary course of business) owned by any Group Member of a total value per transaction of more than RMB 100 million;

                              iv. any amendments (by merger or otherwise) to any Group Member's articles of association or other constitutional documents save for any incidental amendments required to be made to the, articles of association of the PRC Company in connection with operating matters in the ordinary course of business, provided that the scope or consequences of such amendments are not likely to directly or indirectly circumvent or alter the rights of the Holders or the approval rights of the Holders hereunder;

                              v. any repurchase or redemption of the equity of any Group Member other than a redemption of the Preference Shares or a repurchase of any Conversion Shares as agreed upon by the Holder;

                              vi.  the (Corrupted Text) of, or any act
                                   (Corrupted Text)(Corrupted Text) or Ordinary
                                   Share Equivalents into, Shan (Corrupted Text) or dividends or assets senior or pari passe to the (Corrupted Text) Shares;

                              vii. the issuance of any Equity Share (Corrupted
                                   Text) or Ordinary Share Eq'dvalents ether than in connection with (i) an IPO, (ii) an acquisition of minority interests in the PRC Company or (iii) pursuant to the exercise of options granted under aey share incentive schemes appre-ed ley the Board and any one or t Holders provided that in each case such issuance would not otherwise require the consent of any one of the Holders pursuant to Articles 3.1.6 or 3.1.12;

                              viii. any amendments (by merger or otherwise) to
                                   the rights, preferences, privileges or powers of the Preference Shares;

                              ix. the retention of any external professional advisor other than a Big 4 accounting firm to provide Tax advisory services to the Group or to assist in the preparation of Tax returns;

                              x. the entry into any transaction or series of related transactions by any Group Member, which has as an objective and/or the effect of securing a Tax benefit;

                              xi. any Tax-motivated restructuring of the Group or of the business, operations or practices thereof;

                              xii. the adoption of any share option or share
                                   incentive scheme or employee share trust or share ownership plan; and

                              xiii. any transaction or series of transactions in
                                   excess of RMB2 million by any Group Member with a Major Shareholder (or any of its Associates or Family Members) or a director of a Group Member or an Associate of any such director.

For the avoidance of doubt the Holders' holdings for the purpose of this Article
3.1 shall include any Preference Shares which are subject to a redemption demand pursuant to a Redemption Notice pursuant to Article 5 until such Redemption Notice has been satisfied in full.

     b. Prior to a Qualified IPO, for so long as the Audited Net Income in any financial year is less than RMB500 million the prior consent (such consent (or refusal) not to be unreasonably delayed) of any one of the Holders is required in relation to the matters referred to below, save that if the Audited Net Income for any financial year exceeds RMB500 million, from the time that such Financial Statements are. released to the Holders in accordance with Clause 2.1 of the

          Subscription Agreement, the prior consent of any one of the Holders shall not be required in relation to any of the matters referred to below and no prior consent is required to be obtained in relation to such matters unless the Audited Net Income falls below RMB500 million for two consecutive financial years and in which case the prior consent of any one of the Holders in relation to the matters referred to below is required from the date in the following financial year on which the Financial Statements are released to the Holders in accordance with Clause 2.1 of the Subscription Agreement:

                              i.   the declaration of dividends or any
                                   distribution made with respect to a equity security by any Group Member in respect of any financial year commencing 1 January 2005 or thereafter of more than 60% of such Group Member's Audited Net Income (as shown in the Financial Statements) of that year;

                              ii. the taking out of any loan or the incurrence of any indebtedness by the Group or a Group Member in excess of RMB 100 million, whether in a single transaction or a series of related transactions which occur within a three-month period;

                              iii. any capital commitment with an aggregate
                                   value in excess of RMB 100 million, whether in a single transaction or a series of related transactions, by any Group Member unless such commitment has already been specifically approved;

                              iv. any Group Member making any acquisition or disposal of or relating to any Intellectual Property Rights with a value attributable to such right in excess of RMB100 million or more;

                              v.   any change in any Group Member's auditors;

                              vi. any material changes to any Group Member's business plan previously approved by the Board;

                              vii. the granting of any security over any
                                   material assets of the Group or extending a loan to or guaranteeing any loans for any person which is not a Group Member; or

                              viii. the making of any loan or advance to any
                                   person, firm, body corporate or other
                                   business other than in the normal course of business and on an arm's length basis.

(4)  CONVERSION

                              i.   Each Preference Share shall convert in
                                   accordance with the provisions of this
                                   Article 4:

                                   1.   at the election of its Holder at any
                                        time and from time to time including,
                                        for the avoidance of doubt, at any time
                                        during the period between a Redemption
                                        Notice Date and a Redemption Date as set out in Article 5(a); or

                                   2.   immediately before a Qualified IPO (but
                                        not an IPO that is not a Qualified IPO)
                                        upon the underwriting agreement becoming unconditional in all respects; or

                                   3.   prior to an IPO, if any rules,
                                        regulations, ruling or requirements of
                                        the Stock Exchange do not allow the
                                        continuing existence of the Preference
                                        Shares following the IPO, and in which
                                        case the Preference Shares shall be
                                        converted into some other similar
                                        instruments to be agreed to by the
                                        Holder, with substantially the same
                                        rights as the Preference Shares and as
                                        permitted by the Stock Exchange. For the avoidance of doubt, the foregoing conversion or exchange shall not be mandatory and shall be at the sole discretion of the Holders.

          Each Preference Share being converted shall convert into such number of fully paid Shares as determined by dividing (x) the Subscription Price for each Preference Share by (y) the then prevailing Conversion Price. The initial Conversion Price shall be equal to the Subscription Price and shall thereafter be subject to adjustment in accordance with
          Article 4(h) and 4(i).

                              ii. In this Article 4, a "Conversion Date" is the date on which a Holder requires any or all of its Preference Shares to be converted as set out in a Conversion Notice (or if the Holder requires his Preference Shares to be converted on a day which is not a Business Day, the next Business Day) or (if mandatory conversion occurs upon a Qualified IPO) the day on which the underwriting agreement becomes unconditional in all respects.

                              iii. A Holder may convert any or all of his
                                   Preference Shares, as set out in Article
                                   4(a)(i), by serving notice of conversion
                                   ("Conversion Notice") together with his
                                   relevant share certificate on the Company at least ten Business Days before the relevant Conversion Date. A Conversion Notice once given may not be withdrawn without the Company's written consent. The conversion of all the Preference Shares, as set out in
                                   Article 4(a)(ii), shall be automatic and each Holder shall be deemed to have served a Conversion Notice on the Company and shall be bound to deliver the certificate for his Preference Shares to the Company as soon as practicable after the Qualified IPO and in any event within seven days thereafter.

                              iv. The Conversion Shares to which a Holder is entitled upon conversion:

                                   1.   shall be validly issued and delivered,
                                        credited as fully paid and free of all
                                        Encumbrances;

                                   2.   shall rank pari passu in all respects
                                        and form one class with the Shares then
                                        in issue; and

                                   3.   shall entitle the Holder to be paid an
                                        appropriate proportion of all dividends
                                        and other distributions declared, made
                                        or paid on Shares after the Conversion
                                        Date.

     The Company covenants that it will at all times reserve and maintain authority to issue, solely for the purpose of issue or delivery upon any conversion herein provided, the maximum number of Shares issuable upon conversion of all Preference Shares.

                              v. The allotment of Conversion Shares shall be made on the relies ant Convess-csa Date. A certificate for Conversion Shares shall be sent as soon as practicable after the relevant Conversion Date to the Holder without charge and, if a fractional entitlement results from the conversion, a cheque in respect of such fractional entitlement shall also be sent. In the meantime, transfers of Conversion Shares shall be certified against the register.

                              vi. Subject to the terms of the Preference Shares as set out herein and the Companies Ordinance, the Board may in its absolute discretion use any means available under law to effect conversion in accordance with the terms hereunder.

                              vii. No fractions of Shares shall be allotted or
                                   issued to a Holder upon conversion. All
                                   Shares (including fractions thereof) issuable upon conversion of more than one Preference Share held by a Holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional Share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional Share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the fair value of one Share on the date of conversion. Fair value shall be determined in good faith by the Board.

                              viii. Subject to Article 4(i), if any of the
                                   following events occur, the Conversion Price shall be adjusted so that the Holder shall be entitled to receive such number of Conversion Shares (expressed as a percentage of the Fully Diluted Share Capital) as it would have been entitled to receive after such event had the Preference Shares been converted immediately prior to such event:

                                   1. the Company issues further shares in the capital of the Company on an allotment of fully paid Shares pursuant to a capitalisation of profits or reserves to holders of Shares (provided that no adjustment to the Conversion Price shall be made when Shares are allotted by way of capitalisation of profits or reserves at the election of the shareholder instead of cash in respect of all or part of a dividend or dividends; in which case, an adjustment, for such allotment shall be handled in accordance with Article 4(i);

                                   2. there is a consolidation or sub-division (or both) of Shares or of. Ordinary Equivalents;

                                   3.   there is an issue of Ordinary Share
                                        Equivalents in a- reclassification of
                                        Shares, other than as contemplated in
                                        Article 4(i); or

                                   4.   the share capital of the Company is
                                        altered in any other way whatsoever not
                                        otherwise dealth with in this Article 4.

          An adjustment made pursuant to this Article 4(b) shall become effective (x) in the case of any such issue or distribution, on the date immediately following the close of business on the record date for the determination of holders of Shares entitled to receive such dividend or distribution car (v) in the case of any such subdivision, alteration, combination or reclassification to the close of business on the day upon which such corporate action becomes effective.

                              ix. If the Company issues or tierces to issue farther Shares or Ordinssy Shore Equivalents of the Company excluding (i) any Shares (or options representing any Shares) issued to employees, officers or directors o!" the Comp @n;' pursuant to employee share purchase or option or grant plans or agreements or other incentive share arrangements approved by the Board and any one of the Holders and (ii) any shares issued in an IPO (including a Qualified IPO) (the "Additional Shares") without consideration or for a consideration per share less than the prevailing Conversion Price then in such circumstances the Conversion Price shall be adjusted as follows:

                                          [     D ]
                                          [    -- ]
                                    A = B [ C + B ]
                                          [ ----- ]
                                          [   E   ]

          where

                                   1.   A is the revised Conversion Price after
                                        adjustment;

                                   2.   B is the applicable Conversion Price
                                        immediately prior to the adjustment;

                                   3.   C is the sum of (x) the total number of
                                        Shares issuable upon conversion of the
                                        Preference Shares outstanding and (y)
                                        the total number of Shares that would be issuable upon conversion of any Preference Shares that have been redeemed or converted since the Subscription Date (as if such Preference Shares were still outstanding), in each case at the Conversion Price in effect immediately prior to the adjustment;

                                   4.   D is the aggregate consideration
                                        received in respect of the Additional
                                        Shares; and

                                   5.   E is the sum of "C" plus the number of
                                        Additional Shares (or, if the Additional
                                        Shares are Ordinary Share Equivalents,
                                        the number of Shares into which the
                                        Additional Shares are convertible before any adjustments);

     For the purpose of this Article 4(i), the consideration received by the Company for the issue of Additional Shares shall be computed as follows:

     (1) insofar as it consists of cash, the aggregate of the cash received by the Company;

     (2) insofar as it consists of property other than cash, the fair market value thereof at the time of such issue, as determined in good faith by the Board provided that if the Holders disagree with such valuation, fair market value shall be determined by the Company's auditors (acting as experts and not as arbitrators and whose decision shall be final and binding save in the case of manifest error) and such expense incurred shall be borne equally between the Company and the Holders; and

     (3) the consideration per One received by the Company for Additional Shares that are Ordinary Share Equivalents shall be determined by dividing:

          (x) the total amount, if any, received or receivable by the Company as consideration for the issue of such Ordinary Share Equivalents, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, with regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise, conversion or exchange of such Ordinary Share Equivalents; by

          (y) the maximum number of Shares (as set forth in the instruments relating thereto, with regard to any provision contained therein for a subsequent adjustment of such number) that may be issued upon the exercise of such Ordinary Share Equivalents or the conversion or exchange of such Ordinary Share Equivalents.

                              x. Adjustment under Article 4(i) shall be made whenever such Shares or Ordinary Share Equivalents are issued, and shall become effective on the date of such issue.

     Notwithstanding the foregoing, in the event of an issue of Ordinary Share Equivalents where the number of Shares into which such Ordinary Share

          Equivalent is only capable of determination under Article 4(i)(3)(y) upon the determination of an IPO Price, such adjustment shall be made at the time the .'PO Price is determined. Adjustment to the Conversion Price of the Preference Shares shall be made notwithstanding any conversion of such Preference Shares into Shares or conversion or exchange into other Ordinary Share Equivalents in connection with the IPO.

                              xi. The ownership adjustment (the "Ownership Adjustment" shall be the adjustment to the Holders' aggregate holding on the Ownership Adjustment Date and the Conversion Price will be adjusted such that the Holders' aggregate holding in the Company on such date immediately after the Ownership Adjustment is equal to the holding expressed as a percentage in the formula below:

                                         US$40,000,000
          E = -----------------------------------------------------------------
              (US$341,440,000 x Company's       Subscription       Buy-out
              percentage ownership in the   +   Monies         -   Expenditures
              PRC Company as of the
              Ownership Adjustment Date

          E = the revised percentage holding of the Holders' following the Ownership Adjustment

                              xii. Upon any adjustment to the Conversion Price,
                                   the Company shall within a reasonable period
                                   (not to exceed 30 Business Days) following any of the relevant transactions triggering the adjustment deliver to the Purchaser a certificate setting forth in reasonable detail the event requiring the adjustment and the method by which such adjustment was calculated and specifying the Conversion Price then in effect following such adjustment.

                              xiii. If a dispute arises concerning an adjustment
                                   of the Conversion Price in accordance with this Article 4, the Board shall refer the matter to the Company's auditors (acting as experts and not as arbitrators and whose finding shall be final and binding on all concerned, save in the case of manifest error) and any expense incurred shall be borne equally between the Company and the Holders.

                              xiv. Notwithstanding the carve-out of IPOs from
                                   the Conversion Price adjustment mechanism in
                                   Article 4(i), in the event of an issue of shares in an IPO in which the per share issue price is lower than the Conversion Price then prevailing, the IPO Anti-

                                   Dilution Amount shall be calculated and
                                   settled in cash by payment of a cheque to the Holders within 30 days after the IPO (regardless of whether the Preference Shares are converted into Shares or converted or exchanged into some other instrument in connection with the IPO).

                              xv. In the event that the Company at any time or from time to time takes any action affecting its Shares similar to or having an effect similar to any of the actions described in
                                   Article 4(h) or 4(i) (but not including any action described in Article 4(h) or 4(i)), and the Board in good faith determine that it would be equitable in the circumstances to adjast the Conversion Price as a ro: o such action, then, and in each such case, the Conversion Pie shall be adjusted in such manner and at such time as the Board in good faith determines would be equitable in the circumstances.

                              xvi. All adjustments to the Conversion Price under
                                   Article 4 are independent.

(5) REDEMPTION

                              i. In this Article 5, a "Redemption Notice Date" is the date on hIlith Holder serves a notice requiring a Preference Share to be redeemed while "Redemption Date" is the date on which the Preference Share is redeemed by the Company.

                              ii.  A Holder may from time to time

                                   1. on or after the third anniversary of the date of issue of such Preference Shares;

                                   2.   at any time after the occurrence of a
                                        Accelerated Redemption Event; or

                                   3.   in the event of a Trade Sale on or
                                        before the third anniversary of the
                                        Subscription Date,

     require the Company to redeem all or some of his Preference Shares for cash by serving notice of redemption ("Redemption Notice") together with its relevant share certificate; or

                              iii. In the event of a proposed Trade Sale the
                                   Company shall give notice of such Trade Sale and the terms thereof to any one of the Holders not less than 15 Business Days prior to the proposed completion date of such Trade Sale.

                              iv. The redemption amount payable with respect to each Preference Share ("Redemption Amount"), shall be a sum equal to (i) the Subscription Price plus an amount which would provide for interest accrued daily on the basis of a 365-thy year at a compound annual rate of 10% on the Subscription Price (calculated from the Subscription Date up to and including the Redemption Date) in respect of the Preference Share less (ii) any Participating Dividends paid on such Preference Share prior to the Redemption Date.

                              v. On the Redemption Notice Date, the Redemption Amount shall become a debt due and payable by the Company to the relevant Holder(s), whether or not the Company has enough profits available for distribution or other requisite funds to pay the relevant Redemption Amount. Without limitation on either (i) any rights or remedies of the Holders arising under the foregoing sentence or elsewhere (including the right to sue for damages) or (ii) the obligations of the Company under Article 6, if the Company is unable to redeem all of the Preference Shares degrees squired to be redeemed, it shall redeem as many of the Preference Shares as it can (on a pro rata basis, if Redemption Notices are outstanding from more than one Holder) and the balance as soon as possible thereafter.

                              vi. Within 45 Business Days after the Redemption Date, the Company shall pay the Redemption Amount to the Holder in respect of those Preference Shares which are to be redeemed against receipt of the relevant share certificate (or an indemnity in a form reasonably satisfactory to the Board respect of a share certificate which cannot be produced). If the Holder produces neither the share certificate nor a satisfactory indemnity, the Company may retain the. portion of the Redemption Amount corresponding to such Preference Shares until delivery of the certificate or a satsifactory indemnity.

                              vii. The Company shall cancel share certificates
                                   in respect of redeemed Prefcience Shares and issue fresh certificates without charge in respect of any Preference Shares represented by those certificates remaining outstanding.

(6) REDEMPTION PAYMENT PROCEDURES

     At any time after a Holder exercises its redemption rights, the Company shall take any and all action necessary to obtain adequate cash to fund such redemption.

(7) PRE-EMPTION RIGHTS ON NEW ISSUES

     Save for (i) issues of Shares (or options representing such Shares) to employees, officers or directors of the Company pursuant to employee share purchase, share option or share grant plans or agreements or other incentive share arrangements approved by the Board and any one of the Holders or (ii) issue of the Conversion Shares, the Company shall not allot or issue any Shares or Ordinary Share Equivalents on any terms to a person unless it has made an offer to the Holder to allot and issue to him on the same terms a proportion of those Shares or Ordinary Share Equivalents which is equal to such Holder's Percentage Interest (with any fractional proportion rounded up to the nearest one-tenth of one percent).

(8) FURTHER COVENANTS

                              i.   So long as any Preference Shares are
                                   outstanding, the Company shall promptly, upon the occurrence of a Accelerated Redemption Event, give written notice to the Holders of such Accelerated Redemption Event; and

                              ii. The Company and the Holders shall pay any and all taxes in equal shares that may be payable in respect of the issue or delivery of the Conversion Shares. The Company shall not, however, be required to pay any tax which may be payable in respect of any transfer involved in the issue and delivery of Conversion Shares in a name other than that in which the Preference Shares so converted were registered, and no such issue or deli-vary shall be made unless avid until the person requesting such issue has paid to the Company the amount f any such tax, or has established to th sat c :c.ion of the Compaey that tax has been paid.

(9) DEFINITIONS

     "Accelerated Redemption Event" means any Bankruptcy Event;

     "Accounting Principles" means the International Financial Reporting Standards promulgated by the International Accounting Standards Board ("IASB") (which includes standards and interpretations approved by the IASB and International Accounting Standards (IAS) issued under previous constitutions), together with its pronouncements thereon from time to time, and applied on a consistent basis;

     "Additional Shares" has the meaning set out in Article 4(i);

     "Affiliate" means with respect to any person, any other person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or under common Control with the first mentioned person;

     "Articles" means the articles of association of the Company, as amended from time to time;

     "Associate" has the meaning set out in the Listing Rules;

     "Audited Net Income" for any financial year means the net income of the PRC Company as set forth in the audited Financial Statements for such financial year

     "Bankruptcy Event" means any of the following:

                              a. any Group Member shall commence any case, proceeding or other action (1) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors. seeking to have an order for relief entered with respect to it, or seeking to adjudicate it bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (2) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets; or

                              b. there shall be commenced against any Group Member any case, proceeding or other action of a nature referred to in clause (i) above; or

                              c. there shall be commenced against any Group Member any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of an order for any such relief; or

                              d. any Group Member shall (1) make a general assignment for the benefit of its creditors, or (2) shall admit its inability to pay its debts when they bccoiae due; or

                              e. one or more judgments or decress shall be entered against any Group Member involving, in the aggregate, a liability (to the extent not paid or fully covered by insurance) amounting to more than the net asset value of the Company on a consolidated basis, and all such judgments or decress shall not have been vacated, discharged, stayed or bonded pending appear within thirty (30) days from the entry thereof, or any action shall be taken by a judgment creditor to levy upon assets or properties of Group Member to enforce any such judgment;

     "Big 4" means any of KPMG, Deloitte Touche Tohmatsu, PricewaterhouseCoopers Ernst & Young or their respective successors:

     "Board" means the board of directors of the Company from time to time;

     "Business Day" means a day (excluding Saturday) on which banks are generally open for business in Hong Kong and in the PRC;

     "Buy-out Expenditures" means the aggregate amount paid by the Company whether in the form of cash or shares, for the acquisition of any shares in the PRC Company made after the date on which the Preference Shares are issued to the Holders up to the Ownership Adjustment Date;

     "Company" means Mindray International Holdings Limited;

     "Companies Ordinance" means the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands;

     "Control" means the power of a person (or persons acting in concert) to secure that the affairs of another are conducted directly or indirectly in accordance with the wishes of that person (or persons acting in concert) by means of: in the case of a company, being the beneficial owner of more than 50 per cent. of either the issued share capita] of that company or of the voting rights in that company, or having the right to appoint or remove a majority of the directors or otherwise control the votes at board meetings of that company by virtue of any powers conferred by the articles of association, shareholders' agreement or any other document regulating the affairs of that company; in the case of a partnership, being the beneficial owner of more than 50 per cent. of the capital of that partnership, or having the right to control the composition of or the votes to the majority of the management of that partnership by virtue of any powers conferred by the partnership agreement or any other document regulating the affairs of that partnership; or, in the case of an individual, being an Associate of that individual; and "Controlled" shall be construed accordingly. For these purposes, "persons acting in concert", in relation to a person, are persons who actively co-operate, pursuant to an agreement or understanding (whether formal or informal), with a view to obtaining or consolidating Control of that person;

     "Conversion Price" means the price per Share to be issued upon conversion of all or some of the Preference Shares and which is calculated in accordance with Article 4(e) (subject to adjustments pursuant to Article 4(i));

     "Conversion Shares" means the Shares to be issued by the Company upon conversion of the Preference Shares;

     "Conversion Date" has the meaning set out in Article 4(b);

     "Conversion Notice" has the meaning set out in Article 4(c);

     "DCL" means Dragon City International Investment Limited;

     "DCL Shares" means the number cf Preference Shares acquired from DCL pursuant to the Subscription Agreement;

     "Equity Share Capital" means the issued share capital of the Company including the Preference Shares, but excluding any part thereof which does not either as respects dividends or as respects capital carry any right to participate beyond a specified amount or beyond an amount calculated by reference to a specified rate in a distribution;

     "Family Member" means the spouse, co-habitee, mother, father, grandmother, grandfather, brother, sister or child of a Major Shareholder;

     "Financial Statements" shall include a balance sheet, income statement and statement of cash flows prepared in accordance with the Accounting Principles;

     "Fully Diluted Share Capital" means at any time the total number of Shares then issued, assuming the conversion, exchange and exercise in full of all of the then issued Ordinary Share Equivalents, including, the conversion of all of the issued Preference Shares at the then prevailing Conversion Price;

     "Group" means the Company and its subsidiaries, the PRC Company and its subsidiaries, and "Group Member" means any one of them (including the Company itself).

     "Holders" means the holders from time to time of the Preference Shares;

     "Hong Kong" means the Hong Kong Special Administrative Region of the PRC;

     "Investors" means GS Capital Partners V Fund, L.P., GS Capital Partners V Offshore Fund, L.P., GS Capital Partners V GmbH & Co. KG and GS Capital Partners V Institutional, L.P.;

     "Intellectual Property Rights" means:

                              i.   patents, trade marks, service marks,
                                   registered designs, applications and rights to apply for any of those rights, trade, business and company names, internee domain names and e-mail addresses, unregistered trademarks and service marks, copyrights, database rights, rights in software, knowhow, rights in designs and inventions; and

                              ii.  rights under licenses, consents, orders
                                   statutes or otherwise in relation to a right in paragraph (a);

     "IPO" means a listing of the ordinary share capital of the Company on the Stock Exchange;

     "IPO Anti-Dilution Amount" means for each Preference Share, the difference between (x) Conversion Price in effect immediately before an IPO and (v) the Conversion Price that would be in etfect if the Conversion Price adjustment formula in Article 4(i) were applied with respect to new shares issued in the IPO (if such IPO offering price is lower than the prevailing Conversion Price immediately prior to the IPO);

     "IPO Price" means the lowest price in the range for the offering price per ordinary share of the Company to be listed on the Stock Exchange;

     "Liquidation Preference" has the meaning set out in Article 2(a);

     "Listing Rules" means the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited;

     "Major Shareholders" means Xu Hang, Li Xiting and Cheng Minghe and "Major Shareholder" means any one of them;

     "Ordinary Share Equivalents" means any security or obligation which is by its terms convertible into or exchangeable or exercisable for Shares or other share capital of the Company, including without limitation, the Preference Shares, other convertible preference shares or convertible debt instruments, any option, warrant or other subscription or purchase right with respect to the Shares or such other share capital in the Company;

     "Ownership Adjustment Date" means the earlier of (i) the earliest practicable date prior to an IPO and (ii) the Performance Adjustment Date;

     "Ownership Adjustment Factor" has the meaning set out in Article 4(k);

     "Participating Dividend" has the meaning set out in Article 1(a);

     "Percentage Interest" means at any time the amount resulting from dividing
     (x) the aggregate number of Shares into which each Preference Share is then convertible by (y) the Fully Diluted Share Capital;

     "Performance Adjustment Date" means the date epos which adjustmset shall he performed which shall be a date that falls within 1 month following the dote the audited accounts of the PRC Company for the year ending 31 December 2005 are available hut in any event no later than 30 June 2006;

     "Permitted Transfers" means any transfer of Equity Share Capital:

                                   1.   to a person who is to hold such Equity
                                        Share Capital transferred, as a niminee
                                        on behalf of the transferor (but
                                        excludes any transfer by such nominees
                                        and a nominee for the purposes of this
                                        definition excludes any entity that is a member of an Investor);

                                   2.   by a nominee to the beneficial owner of
                                        such Equity Share Capital to another
                                        nominee of the same beneficial owner; or

                                   3.   to an Affiliate; or

                                   4.   in the case of a Major Shareholder to a
                                        Family Member;

     "Preference Shares" means the convertible redeemable preference shares of HK$0.01 each in the capital of the Company, having the rights set out herein;

     "Qualified IPO" means an IPO on the Stock Exchange which occurs within the following periods with the corresponding minimum IPO Price or an IPO to which any one of the Investors has otherwise consented expressly to as a Qualified IPO:

     IPO Timing

(No. of months after the
Completion Date up to the date
of any prospectus issued in
connection with a Listing)       0-6   6-12   12-18   18-24   Thereafter

IPO Price as % of the
Conversion Price                 100%   120%    135%    170%     200%

     "Redemption Amount" has the meaning set out in Article 5(c);

     "Redemption Date" has the meaning set out in Article 5(a);

     "Redemption Notice" has the meaning set out in Article 5(b);

     "Redemption Notice Date" has the meaning set out in Article 5(a);

     "Secondary Shares" means the number of Preference Shares acquired from the Major Shareholders pursuant to the Subscription Agreement;

     "Share(s)" means ordinary shares of HK$0.01 each in the issued share capital of the Company in issue from time to time and all other (if any) stock or shares from time to time and for the time being ranking par; passu therewith and all other (if any) stock or shares in the Equity Share Capital resulting from any sub-division, consolidation or re-classification thereof; having the rights and being subject to the restrictions set out in the Articles;

     "Stock Exchange" means The Stock Exchange of Hong Kong Limited or such other internationally recognised stock exchange as may be agreed by any one of the Holders and the Major Shareholders in writing from time to tine;

     "Subscription Date" means the date of subscription of the Preference Shares by the Holders;

     "Subscription Agreement" means the subscription and share purchase agreement dated 6 July 2005 and entered into between the Company, DCL, the Investors and the Major Shareholders in relation to, inter alia, the subscription for the Preference Shares by the Investors;

     "Subscription Price" means the Subscription Amount divided by the sum of the number of Preference Shares issued and the Seconda:y Sale Shares and DCL Shares purchased pursuant to the Subscription Agreement;

     "Trade Sale" means any event whereby either (i) the Major Shareholders and their transferees under Permitted Transfers in aggregate cease to directly or indirectly hold legal and beneficial ownership and voting rights of at least 30% of the Fully Diluted Share Capital of the Company; or (ii) the Company's Voting rights or interest in the registered capital of the PRC Company decreases at any time to less that 80%, or (iii) a sale of all or substantially all of the assets of the PRC Company or the Company;

     "Tax" means any form of Taxation, levy, duty, charge, contribution or impost of whatever nature (including any related fine, penalty, surcharge or interest) imposed by a Tax Authority; and

     "Tax Authority" means any local, municipal, governmental, state, federal or other fiscal, revenue, customs or excise authority, body or official any-where in the world including, without limitation, the Inland Revenue Department of Hong Kong, the State Tax Bureau of the PRC and the relevant provincial and/or local Tax bureau of the PRC.

                                    EXHIBIT A

                        FORM OF REDEMPTION NOTICE [date]

To:  [the Company]

     [Address]

Re:  Redemption Notice in relation to the Preference Shares

Dear Sirs:

We, the Holders, hereby deliver this Redemption notice pursusrt to Section 4(b) of the Certificate of Designations (as hereinafter defined) and hereby notify the Company of the exercise of the redemption right set forth in Section 5(b)[i] [ii] [iii] of the Certificate of Designations to redeem [___] Preference Shares at a redemption price calculated pursuant to Section 5(d) ((the "Redemption Price").

Aggregate accrued but unpaid dividends with respect to the Preference Shares be redeemed: US$ [__________]

Total Redemption Amount: US$ [__________]

Please kindly transfer to each of the redeeming Holders their pro rata share of the Redemption Amount in accordance with the provisions of Section 5(f) of the Certificate of Designations.

Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Certificate of Designations contained in Schedule A to the Amended and Restated Articles of Association of the Company (the "Certificate of Designations").

     Very truly yours,

[Names of the Holder(s)]


By:
    ---------------------------------

Name:
      -------------------------------

Title:
       ------------------------------

                                    EXHIBIT B

                            FORM OF CONVERSION NOTICE

To: [the Company]

    [Address]

Re: Conversion Notice in relation to the Preference Shares

Dear Sirs:

We, the Holders, hereby deliver this Conversion Notice pursuant to Section 4(c) of the Certificate of Designations (as hereinafter defined) and hereby notify the Company of the exercise of the conversion right set forth in Section 4(a)[i] [ii] [iii] of the Certificate of Designations to convert [ ] Preference Shares at the applicable Conversion Price.

Aggregate accrued but unpaid dividends with respect to the Preference Shares be converted: US$ [__________________]

Total Shares to be issued upon conversion: [____________________] Shares

Please kindly issue to each of the Holders their pro rata share of the Shares issuable upon conversion in accordance with this Conversion Notice and with the provisions of Section 4(e) of the Certificate of Designations.

Capitalized terms used herein and not otherwise defined shall have their respective meanings as set forth in the Certificate of Designations contained in Schedule A to the Amended and Restated Articles of Association of the Company (the "Certificate of Designations").

Very truly yours,

[Names of the Holder(s)]:


By:
    ------------------------------------
Name:
      ----------------------------------
Title:
       ------------------------------------

                                   SCHEDULE 7

                                  KEY EMPLOYEES

Key Employee    ID No.
------------    ------
Xu Hang         440301196205186972
Li Xiting       420106510617441
Wang Fuqing     352229671112553
Cheng Minghe    310104611009045
Liu Xiancheng   510212196809170375
Mu Lemin        420106540917527
Yan Baiping     610103196308042019
Guo Yanmei      340111631019752
Wang Lieming    220104540212442
Huang Yuxing    610103196209172432
Wu Hao          310110197206205013

EXECUTED by the parties:

GS CAPITAL PARTNERS V FUND, L.P.

BY: GSCP V Advisors, L.L.C.
    its General Partner


BY:        /s/ Hsueh J. Sung
    ---------------------------------
    Hsueh J. Sung


GS CAPITAL PARTNERS V FUND, L.P.

BY: GSCP V Offshore Advisors, L.L.C.
    its General Partner


BY:        /s/ Hsueh J. Sung
    ---------------------------------
    Hsueh J. Sung


GS CAPITAL PARTNERS V FUND, L.P.

BY: GS Advisors V, L.L.C.
    its Managing Limited Partner


BY:        /s/ Hsueh J. Sung
    ---------------------------------
    Hsueh J. Sung


GS CAPITAL PARTNERS V FUND, L.P.

BY: GSCP Advisors V, L.L.C.
    its General Partner


BY:        /s/ Hsueh J. Sung
    ---------------------------------
    Hsueh J. Sung

Signed by


-------------------------------------

       /s/ Li Xiting
-------------------------------------
LI XITING

duly authorised for and on behalf of


MINDRAY INTERNATIONAL HOLDINGS
LIMITED

Signed by


-------------------------------------

       /s/ Xu Hang
-------------------------------------
XU HANG

duly authorised for and on behalf of


SHENZHEN MINDRAY BIO-MEDICAL
ELECTRONICS CO., LTD.

Signed by


-------------------------------------

       /s/ Yip Chi Yu
-------------------------------------
YIP CHI YU

duly authorised for and on behalf of


DRAGON CITY INTERNATIONAL INVESTMENT
LIMITED

Signed by

         /s/ Xu Hang
-------------------------------------
XU HANG

Signed by

         /s/ Li Xiting
-------------------------------------
LI XITING

Signed by

         /s/ Cheng Minghe
-------------------------------------
CHENG MINGHE

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
1.  INTERPRETATION.......................................................     2
2.  CONDITIONS AND CONDUCT BEFORE COMPLETION.............................    10
3.  COMPLETION...........................................................    13
4.  USE OF PROCEEDS......................................................    17
5.  WARRANTIES...........................................................    17
6.  AUTHORITY AND CAPACITY...............................................    20
7.  COSTS AND FEES.......................................................    20
8.  ANNOUNCEMENTS........................................................    21
9.  NOTICES AND OTHER COMMUNICATIONS.....................................    21
10. CONFIDENTIAL INFORMATION.............................................    22
11. MISCELLANEOUS........................................................    23
12. GOVERNING LAW AND ARBITRATION........................................    23
13. PREVIOUS AGREEMENTS..................................................    24
14. INFORMATION..........................................................    32
15. CAPACITY AND AUTHORITY...............................................    32
16. SHARES AND SUBSIDIARY UNDERTAKINGS...................................    33
17. LIABILITIES..........................................................    34
18. ACCOUNTS.............................................................    35
19. CURRENT TRADING......................................................    35
20. TAX..................................................................    36
21. ASSETS...............................................................    37
22. INTELLECTUAL PROPERTY................................................    37
23. ENVIRONMENTAL MATTERS................................................    38
24. AGREEMENTS...........................................................    38
25. LITIGATION AND COMPLIANCE WITH LAW...................................    39
26. EMPLOYEES............................................................    40
27. MISCELLANEOUS........................................................    41

SCHEDULE I Part A - THE MAJOR SHAREHOLDERS
           Part B - THE INVESTORS

                                TABLE OF CONTENTS
                                   (continued)


                                                                            Page
                                                                            ----
SCHEDULE 2 Part A - DETAILS OF THE GROUP
           Part B - DETAILS OF DCL
SCHEDULE 3 WARRANTIES
SCHEDULE 4 PRC COUNSEL OPINION MATTERS
SCHEDULE 5 ANNUAL BUDGET
SCHEDULE 6 TERMS AND CONDITIONS OF THE CONVERTIBLE REDEEMABLE PREFERENCE
           SHARES
SCHEDULE 7 KEY EMPLOYEES

                                                               Execution Version

SUBSCRIPTION AND SHARE PURCHASE AMENDMENT AGREEMENT

This Agreement is made on 22 August 2005

BETWEEN:

(1) MINDRAY INTERNATIONAL HOLDINGS LIMITED a private limited company incorporated in the Cayman Islands with its registered office at c/o Codan Trust Company (Cayman) Limited, Century Yard, Crickets Square, Hutchins Drive, P.O. Box 2681 GT, George Town, Grand Cayman, British West Indies (the COMPANY);

(2) SHENZHEN MINDRAY BIO MEDICAL ELECTRONICS CO., LTD., a foreign invested company limited by shares incorporated in the People's Republic of China, with its legal address at Mindray Building, Keji 12th Road South, Hi-tech Industrial Park, Nanshan, Shenzhen, PRC, 518057 (the PRC COMPANY);

(3) THE PERSONS whose names and addresses are set out in Part B of Schedule 1 (together the INVESTORS and each an INVESTOR);

(4) THE INDIVIDUALS whose names and addresses are set out in Part A of Schedule 1 (the MAJOR SHAREHOLDERS and each a MAJOR SHAREHOLDER); and

(5) DRAGON CITY INTERNATIONAL INVESTMENT LIMITED, a private limited company incorporated in the British Virgin Islands with its registered office at OMC Chambers, P.O. Box 3152, Road Town, Tortola, British Virgin Islands
     (DCL).

WHEREAS:

(A) The Parties on 6 July 2005 entered into a Subscription and Share Purchase Agreement (the SSPA) under which the Parties have agreed that the Investors, subject to satisfaction of various conditions precedent and closing day obligations as set out therein, shall (i) subscribe for and be issued certain convertible redeemable preference shares issued by the Company (the SUBSCRIPTION SHARES) for consideration of US$28,089,302 (the SUBSCRIPTION MONIES) and (ii) purchase from the Major Shareholders and DCL certain additional convertible, redeemable preference shares in the Company (the SECONDARY SHARES and DCL SHARES, respectively) for aggregate consideration, respectively, of US$7,940,465 (the SECONDARY SALE AMOUNT) and US$3,970,233 (the. DCL AMOUNT).

(B) The Cut-off Date (as defined in the SSPA) has expired, and the Parties wish to extend the Cut-off Date as permitted under the terms of the SSPA.

(C) The Parties have agreed to revise the funding mechanics for the Subscription Monies and Secondary Sale Amount and timing of such funding to effect funding prior to Completion under the SSPA.

(D) The Company and the Investors have on same date executed an Escrow Agreement with The Hongkong and Shanghai Banking Corporation Limited as escrow agent (the ESCROW AGENT) whereby the Subscription Monies will be paid into escrow and released to the Company pending Completion.

(E) The Investors, the Major Shareholders and DCL have agreed that the Secondary Sale Amount and DCL Amount shall be paid by the Investors prior to Completion in accordance with the terms set out herein with such Secondary Sale Amount and DCL Amount to be repaid to the Investors, as set out herein, if Completion for any reason does not occur.

(F) The Investors, the Major Shareholders and DCL have on same date executed share mortgage agreements (together, the SHARE MORTGAGE AGREEMENTS) under which each of the Major Shareholders (excluding Cheng Minghe) shall mortgage to the Investors a portion of its shares in an entity which indirectly holds an interest in the PRC Company to secure their respective repayment obligations for the Secondary Sale Amount.

(G) Xu Hang has on same date executed share mortgage agreements (the BACK-STOP SHARE MORTGAGE AGREEMENTS) to secure the repayment obligations of Cheng Minghe and DCL for Cheng Minghe's pro-rata portion of the Secondary Sale Amount and the DCL Amount, respectively. The Back-Stop Share Mortgages shall continue to be effective until the Relevant Date (as defined therein).

THE PARTIES AGREE as follows:

1. Within one Business Day (defined as any day when banks in New York and Hong Kong are open for general business) following the satisfaction of the following Conditions Precedent, the Investors shall pay the Secondary Sale Amount and DCL Amount to the Major Shareholders and DCL in the proportions set out in the SSPA in consideration for the purchase of the Secondary Shares and DCL Shares:

(i)  Execution of the Share Mortgage Agreements by the Major Shareholders and
     DCL;

(ii) Provision to the Investors of original share certificates and executed transfer forms in blank as are required to perfect the security created under the Back-stop Share Mortgage Agreements and the Share Mortgage Agreements (other than the Share Mortgage Agreement executed by DCL in respect of shares in Greatest Elite). The Major Shareholders and DCL shall endeavor to provide such certificates and transfer forms within three Business Days after the date of execution of this Agreement;

(iii) The execution of an escrow agreement with the Escrow Agent in form and substance satisfactory to the Investors; and

(iv) The Investors have received a legal opinion from the Investors' British Virgin Islands counsel relating to the Share Mortgage Agreements and Back-stop Share Mortgage

     Agreements, provided that such Condition Precedent shall bedeemed waived if the opinion is not received within three (3) Business Days after the date of execution of this Agreement.

2. In the event that the SSPA is terminated for any reason whatsoever prior to Completion, each Major Shareholder and DCL shall on a several basis within five
(5) days after such termination (PAYMENT DEADLINE) repay an amount equal to (i) its respective portion of the Secondary Sale Amount (in the case of the Major Shareholders) as set out in Schedule 1 or (ii) the DCL Amount (in the case of
DCL), in US dollars to the Investors. Such amounts shall be transferred by the Major Shareholders and DCL to an account(s) designated by the Investors without deduction or set-off of any kind. Interest shall accrue daily on any amounts not paid by the Payment Deadline (including amounts payable under Clause 3) at the rate of 8% per annum.

3. The Investors shall be entitled to be paid (and the relevant Major Shareholders and DCL shall pay to the Investors) an amount equal to 40% of all dividends declared on shares mortgaged under the Share Mortgage Agreements or Back-stop Share Mortgage Agreements during the period commencing from the date of payment by the Investors under Clause 1 of the Secondary Sale Amount and DCL Amount and terminating with respect to any particular mortgaged shares upon the earlier of (i) the date of expiration of the security period (as defined in the relevant Share Mortgage Agreement or Back-stop Share Mortgage Agreement) and
(ii) Completion under the SSPA.

4. The Cut-off Date as defined in the SSPA is hereby extended to 15 February 2006 and the SSPA shall be amended accordingly.

5. Existing Clause 1.1 of the SSPA shall be amended by adding the following definitions:

     "AMENDMENT AGREEMENT" means the Amendment Agreement executed on 22 August 2005 by the Parties;

     "ESCROW AGENT" means The Hongkong and Shanghai Banking Corporation Limited;

6. Existing Clause 3.1.4 of the SSPA (other than the table which shall remain) shall be replaced by the following new Clause 3.1.4:

     "the Investors shall purchase and each of the Major Shareholders shall sell such percentage of the total number of Secondary Shares set out against its name below in consideration for payment of the Secondary Sale Amount under the Amendment Agreement:"

7. Existing Clause 3.1.5 of the SSPA (other than the table which shall remain) shall be replaced by the following new Clause 3.1.5:

     "the Investors shall purchase and DCL shall sell the DCL Shares in consideration for payment of the DCL Amount under the Amendment Agreement:"

8. Existing Clauses 3.1.6(a) and 3.1.7(a) shall be revised by deleting the words "and the Registration Rights Agreement".

9. Existing Clause 3.1.6(b) of the SSPA shall be replaced by the following new Clause 3.1.6(b):

     "(b) subject to deposit of the Subscription Monies in full with the Escrow
          Agent and receipt of a copy of the Escrow Agreement's joint signatory instructions to the Escrow Agent to release the Subscription Monies'to the Company executed by the Investors' representative, share certificate(s) for the Convertible Redeemable Preference Shares in the name of the Investors as set out in Clause 3.1.2;"

10. Existing Clause 3.1.7(c) of the SSPA shall be replaced by the following new Clauses 3.1.7(c) and 3.1.7(d):

     "(c) a copy of the Escrow Agreement's joint signatory instructions to the Escrow Agent to release the Subscription Monies to the Company executed by the Investors' representative; and"

     "(d) (i) Deeds of Release relating to the Share Mortgage Agreements, executed by the Investors; and (ii) all original share certificates and transfer forms which were delivered by the mortgagors under the Share Mortgage Agreement to the Investors."

11. The following new Clause 11.9 shall be added:

     "The Investors shall enjoy the registration rights set out in the registration rights term sheet in the agreed form."

12. This Agreement amends the SSPA only to the extent expressly provided herein.

13. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong.

14. If any dispute between the parties arises in connection with this Agreement, they shall use all reasonable endeavours to resolve the matter amicably. If one party gives another notice that a material dispute has arisen and those parties are unable to resolve the dispute within 30 days of service of notice, then the dispute shall be referred to arbitration in accordance with Clause 15.

15. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by three arbitrators appointed in accordance with the said Rules. The arbitration institute shall be the International Court of Arbitration of the International Chamber of Commerce. The place of arbitration shall be in Hong Kong. The language of the arbitration shall be English.

16. This Agreement may be entered into by any Party by executing a counterpart hereof. All such counterparts when taken together shall constitute one and the same instrument and this Agreement shall only take effect upon the execution by each of the Parties hereto.

EXECUTED by the parties:

GS CAPITAL PARTNERS V FUND, L.P.

BY: GSCP V Advisors, L.L.C.
    its General Partner


BY:    /s/ Mary Y.Nee
    ---------------------------------------


GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

BY: GSCP V Offshore Advisors, L.L.C.
    its General Partner


BY:   /s/ Mary Y.Nee
    ---------------------------------------


GS CAPITAL PARTNERS V GmbH & CO. KG

BY: GS Advisors V, L.L.C.
    its Managing Limited Partner


BY:   /s/ Mary Y.Nee
    ---------------------------------------


GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

BY: GS Advisors V, L.L.C.
    its General Partner


BY:   /s/ Mary Y.Nee
    ---------------------------------------


Signed by


-------------------------------------------


-------------------------------------------

duly authorised for and on behalf of     )
MINDRAY INTERNATIONAL HOLDINGS LIMITED   )

Signed by


-------------------------------------------

         /s/ Yip Chi Yu
-------------------------------------------

duly authorised for and on behalf of         )
DRAGON CITY INTERNATIONAL INVESTMENT LIMITED )

Signed by

         /s/ Xu Hang
-------------------------------------------
XU HANG

Signed by

         /s/ Li Xiting
-------------------------------------------
LI XITING

Signed by

         /s/ Cheng Minghe
-------------------------------------------
CHENG MINGHE

                                   SCHEDULE 1

                         PART A - THE MAJOR SHAREHOLDERS

                            Pro-rata portion of Secondary Sale Amount

Xu Hang                     US$2,382,139
ID No. 440301196205186972

Li Xiting                   US$4,764,279
ID No. 420106510617441

Chen Minghe                 US$794,047
ID No. 310104611009045

                             PART B - THE INVESTORS

1.   GS CAPITAL PARTNERS V FUND, L.P.

     -    nature (e.g. limited
          liability company):           Limited partnership

     -    place of incorporation:       Delaware

     -    registered office:            The Corporation Trust Company,
                                        Corporation Trust Center,
                                        1209 Orange Street, Wilmington,
                                        Delaware 19801, USA

     -    relationship with other
          Investors:                    General Partner:

                                        Affiliates of the Goldman Sachs Croup,
                                        Inc.

2.   GS CAPITAL PARTNERS V OFFSHORE FUND, L.P.

     -    nature (e.g. limited
          liability company):           Limited partnership

     -    place of incorporation:       Cayman Islands

     -    registered office:            c/o M&C Corporate Services Limited,
                                        P.O. Box 309, Grand Cayman,
                                        Cayman Islands,
                                        British West Indies

     -    relationship with other
          Investors:                    General Partner:

                                        Affiliates of the Goldman Sachs Group,
                                        Inc.

3.   GS CAPITAL PARTNERS V GmbH & CO. KG

     -    nature (e.g. limited
          liability company):           Limited partnership

     -    place of incorporation:       Germany

     -    registered address:           c/o Goldman, Sachs & Co., OHG,
                                        Messeturm, Friedrich-Ebert-Anlage,
                                        49, 60323 Frankfurt/Main
                                        Germany

     -    relationship with other
          Investors:                    General Partner:
                                        Affiliates of the Goldman Sachs Group,
                                        Inc.

4.   GS CAPITAL PARTNERS V INSTITUTIONAL, L.P.

     -    nature (e.g. limited
          liability company):           Limited partnership

     -    place of incorporation:       Delaware

     -    registered office:            The Corporation Trust Company,
                                        Corporation Trust Center,
                                        1209 Orange Street, Wilmington,
                                        Delaware 19801, USA

     -    relationship with other
          Investors:                    General Partner:

                                        Affiliates of the Goldman Sachs Group,
                                        Inc.